Exhibit 10.7

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

WET SAND SUPPLY AGREEMENT

between

Superior Silica Sands LLC

and

Midwest Frac and Sands LLC

Dated July 17, 2012

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 1 Definitions; Interpretation		1
1.1	Definitions	1
1.2	Interpretation	1
1.3	Calculation of Wet Sand Quantities	2

Article 2 Effective Date; Term		3
2.1	Effectiveness; Term	3
2.2	Supply Period	3

Article 3 Construction of Wet Plant; Operations		3
3.1	Construction of the Wet Plant	3
3.2	Stock Pile Area	4
3.3	Rolling Stock	4
3.4	Site Grading	4
3.5	Services and Utilities	4
3.6	Permits	4
3.7	Commissioning Tests; Achievement of Wet Plant Completion Date	5
3.8	Submission of Reports and Information	5
3.9	Seller Observation Visits	5
3.10	Maintenance in Good Working Order; Operations	6
3.11	Modifications to Wet Plant	6

Article 4 SSS Access Rights for Construction; SSS Ownership		6
4.1	SSS Access Rights	6
4.2	Access by SSS to Wet Plant	7
4.3	Taxes in Relation to Wet Plant	7
4.4	Terms Applicable to Any Wet Plant Removal	7
4.5	SSS Ownership	7

Article 5 Supply of Wet Sand to Stock Pile		8
5.1	Sale and Purchase of Wet Sand	8
5.2	Quantity Limitations	9
5.3	Take or Pay Quantities	10
5.4	Estimated Requirements; Wet Sand Production Orders	10
5.5	Stock Pile Management	11
5.6	Free of Encumbrances	12

Article 6 Delivery of Wet Sand to Tender Point		12
6.1	Order for Delivery	12
6.2	Delivery of Wet Sand	12
6.3	Grant of Necessary Property Rights for Delivery	12
6.4	Terms of Delivery	13
6.5	Replacement of Delivery Party	13
6.6	Byproduct Disposal	14

Article 7 Failure to Supply		14
7.1	Seller’s Failure to Supply	14

Article 8 Measurement		14
8.1	Weight Determination	14
8.2	Sampling and Analysis	14

Article 9 Assurances as to Supply		15
9.1	Dedicated Source of Supply	15
9.2	Right to Sell Wet Sand from the Torgerson Mine Area	15
9.3	Limitation on Other Supply Commitments	15

Article 10 Operating Procedures		16
10.1	Operating Procedures	16

Article 11 Quality; Off-Spec Deliveries		16

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

(continued)

11.1	Wet Sand Quality	16
11.2	Inspection	17
11.3	Rejection; Effect of Rejection	17

Article 12 Compliance with Law		17
12.1	Compliance with Law	17

Article 13 Prices		17
13.1	Prices	17
13.2	Price Adjustment for Dry Sand Tolling Agreement	18
13.3	Price Adjustment for Third Party Wet Sand Sales	18

Article 14 Billing and Payment		19
14.1	Billing	19
14.2	Payment	20
14.3	Payment Disputes	21
14.4	Supporting Data	21

Article 15 Risk of Loss; Title		22
15.1	Risk of Loss; Title	22
15.2	Release of Stockpiled Wet Sand	22

Article 16 Taxes		22
16.1	Taxes Applicable to Seller	22
16.2	Taxes Applicable to SSS	22

Article 17 Insurance		23
17.1	Maintenance of Insurance Policies	23
17.2	Event of Loss	23
17.3	Certificates of Insurance	24
17.4	Insurance Reports	24
17.5	No Limitation on Liability	24

Article 18 Representations and Warranties		24
18.1	Representations and Warranties of Seller	24
18.2	Representation and Warranties of SSS	25

Article 19 Indemnification		26
19.1	Indemnification	26
19.2	Limitation on Indemnification	27
19.3	Defense of Claims	27

Article 20 Limitation of Liability		29
20.1	Limitation of Liability	29

Article 21 Default; Termination		29
21.1	Seller Events of Default	29
21.2	SSS Events of Default	30
21.3	Termination Notice	31
21.4	Obligations Following Termination Notice	31
21.5	Other Remedies	32

Article 22 Transfer of Wet Plant		32
22.1	Obligation to Transfer upon Expiration of Term	32
22.2	Obligation to Transfer upon Occurrence of Construction Cost Discount Parity Date	32
22.3	Scope of Transfer	33
22.4	Timing	33
22.5	Transferred “As Is”	33
22.6	Removal of Other Property	33
22.7	Mechanisms of Transfer	34
22.8	Encumbrances	34

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(continued)

22.9	Offset of Buy Out Payment	34

Article 23 Force Majeure		34
23.1	Force Majeure	34
23.2	Notification Obligations	35
23.3	Duty to Mitigate	36
23.4	Delays Caused by Force Majeure	36
23.5	Payment During Force Majeure Event	37
23.6	Right to Terminate Following a Force Majeure Event	37

Article 24 Dispute Resolution		38
24.1	Applicability of Resolution Procedures	38
24.2	Management Discussions	38
24.3	Litigation	38
24.4	Obligations Continue	38
24.5	Injunctive Relief	38
24.6	Survival	38

Article 25 Miscellaneous		39
25.1	Notices	39
25.2	Effect of Notices	39
25.3	Amendment	39
25.4	Survival	39
25.5	Third Party Beneficiaries	39
25.6	No Waiver	39
25.7	Relationship of the Parties	40
25.8	Expenses of the Parties	40
25.9	Consent	40
25.10	Governing Law	40
25.11	Entirety	40
25.12	Assignment	40
25.13	Contracting	41
25.14	Confidentiality	41
25.15	No Liability for Review	42
25.16	Specific Performance	42
25.17	Counterparts	42
25.18	Further Assurances	43
25.19	Severability	43
25.20	Partial Invalidity	43

Schedule 1 Definitions		1-1
Schedule 2 Methodology for Establishing Prices		2-1
Schedule 3 Take or Pay Quantities; Annual Take or Pay Quantity Deficiency Payments		3-1
Schedule 4 Buy Out Price		4-1
Schedule 5 Determination of Construction Cost Discount Parity Date		5-1
Schedule 6 Insurance		6-1
Schedule 7 Contract Wet Sand Quality		7-1
Schedule 8 Procedures for Determining Wet Sand Weight		8-1
Schedule 9 Quality Analysis Procedures		9-1
Schedule 10 Premises; Site		10-1
Schedule 11 Torgerson Mine Area		11-1
Schedule 12 Governmental Approvals to be Obtained by SSS		12-1
Schedule 13 Specified Governmental Approvals to be Obtained by Seller		13-1
Schedule 14 Estimated Construction Schedule		14-1

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(continued)

Schedule 15 Technical Specifications	15-1
Schedule 16 Testing Procedures	16-1
Schedule 17 Notices	17-1

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS WET SAND SUPPLY AGREEMENT (this “Agreement”) is made as of the 17th day of July 2012 (the “Execution Date”) by and between:

(1)                                 Midwest Frac and Sands LLC (“Seller”), a limited liability company organized with its principal office located at 632 US Hwy 8 Turtle Lake, WI 54889; and

(2)                                 Superior Silica Sands LLC (“SSS”), a Texas limited liability company.

Each of Seller and SSS is hereinafter referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                                    SSS will require a reliable source of Wet Sand (as hereinafter defined) to operate its sand operations for purposes of supplying SSS customers with sand;

B.                                    SSS intends to construct a Wet Plant (as hereinafter defined) on the Site (as hereinafter defined) owned by Seller and to retain Seller to operate and maintain the Wet Plant for purposes of producing Wet Sand from Seller’s raw feed supply reserves pursuant to the terms and conditions set forth herein; and

C.                                    SSS desires to purchase Wet Sand from Seller, and Seller desires to supply and deliver Wet Sand to SSS at the Production Delivery Point (as hereinafter defined) and at the Tender Delivery Point (as hereinafter defined) for use in ultimately supplying SSS sand customers, each in the quantities and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Definitions; Interpretation

1.1                               Definitions

Unless otherwise required by the context in which a term appears, capitalized terms (whether stated in the singular or plural, present, future, or past tense) shall have the meaning specified in Schedule 1.

1.2                               Interpretation

(a)                                 In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv)

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v)  “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, Schedule, or other provision hereof; (vi) “including” (and with correlative meaning “include” or “includes”) means including without limiting the generality of any description preceding such term; (vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (viii) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.  Captions and headings in this Agreement are for reference only and do not constitute a part of the substance of this Agreement and shall not be considered in construing this Agreement.  References in the body of this Agreement to Articles, Sections, and Schedules (and Annexes thereof) are to Articles and Sections of and Schedules (and Annexes thereof) to this Agreement, unless stated otherwise.  References in any Schedule to Articles, Sections, and Annexes are references to Articles, Sections, and Annexes of that Schedule, unless stated otherwise.  References in any Schedule (or Annex thereto) to Articles and Sections of the Agreement are references to the body of this Agreement, unless stated otherwise.

(b)                                 In carrying out its obligations and duties, and in providing estimates under this Agreement, each Party shall have an implied obligation of good faith.

(c)                                  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d)                                 To the extent there exists a conflict between any provisions of this Agreement and any Schedule or Annex, the provisions of this Agreement shall prevail.

1.3                               Calculation of Wet Sand Quantities

The quantities of Wet Sand referred to in Section 5.2.1, in Section 9.3, and in other provisions of this Agreement referencing Wet Sand quantities are based on Wet Sand having a nominal value of 80% +#50 mesh content.  If the average mesh content of the Wet Sand delivered to SSS during any relevant period is more or less than this value, such quantities shall be adjusted accordingly.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 2
Effective Date; Term

2.1                               Effectiveness; Term

This Agreement shall commence and become effective on the Execution Date and shall, unless terminated earlier in accordance with its terms, remain in force until the expiration of the Supply Period (the “Term”).

2.2                               Supply Period

(a)                                 The “Supply Period” shall commence on the Wet Plant Completion Date and shall expire upon the end of the 10th Agreement Year.

(b)                                 Seller shall give to SSS:

(i)                                   ten (10) Days’ notice of the date on which Seller expects the Wet Plant Completion Date will occur; and

(ii)                                notice of the occurrence of the Wet Plant Completion Date on the Day thereof.

Article 3
Construction of Wet Plant; Operations

3.1                               Construction of the Wet Plant

(a)                                 SSS shall enter into a contract (the “D/B Contract”) with a Contractor approved by Seller (“D/B Contractor”) pursuant to which SSS shall retain D/B Contractor to perform all design services required and to construct the Wet Plant on the Site in accordance with this Agreement.  Other than through such subcontracted services, SSS shall perform no design or construction of the Wet Plant.  The D/B Contract shall involve Seller in the negotiation of the D/B Contract and shall not execute the D/B Contract without Seller’s approval.

(b)                                 SSS shall provide in the D/B Contract that the design, procurement, and construction of the Wet Plant shall be carried out with all proper skill and care and in all material respects in accordance with this Agreement, including the Technical Specifications, all applicable Laws, and Prudent Construction/Operation Practices.

(c)                                  SSS shall provide in the D/B Contract that all equipment that is permanently installed by the SSS or any of SSS’s Contractors as part of the Wet Plant to be new and unused at the time of such installation and to otherwise comply with the Technical Specifications.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2                               Stock Pile Area

(a)                                 Seller shall be responsible for surveying and staking out the Wet Sand Stock Pile Area, subject to the reasonable approval of SSS.  Seller shall use Wet Sand to establish a base for the Wet Sand Stock Pile Area, at no cost to SSS.

(b)                                 The Wet Sand Stock Pile Area shall be no less than 200,000 tons.

3.3                               Rolling Stock

Seller shall be responsible for acquiring, maintaining, and operating the Rolling Stock.

3.4                               Site Grading

Seller shall at no cost or expense to SSS undertake the grading of the Site where the Wet Plant is to be located.  Seller shall do so in accordance with applicable Law and Prudent Construction/Operation Practice and shall complete such Site grading prior to the Required On-Site Construction Date.

3.5                               Services and Utilities

(a)                                 Seller shall provide on the Site at no cost or expense to SSS the following services and utilities: electricity; provided, however, that such utilities and services shall only be used in connection with SSS’s and its Contractors’ performance of SSS’s Wet Plant obligations under this Agreement.  Seller shall have no responsibilities to provide water, phone service, transportation, sewer, compressed air, or any other utility or service.  Electricity shall be available as of the Required On-Site Construction Date.

(b)                                 Seller shall construct, operate, and maintain such high-pressure wells and water reservoirs as are necessary to operate the Wet Plant.  The water reservoirs shall be sized to satisfy the following: (i) Clay and silt to properly settle in the reservoir; and (ii) clean water to be pumped from the surface of the reservoir back to the wet plant

3.6                               Permits

(a)                                 In connection with the construction of the Wet Plant, SSS shall secure the Governmental Approvals listed in Schedule 12.

(b)                                 Except to the extent SSS is responsible for a Governmental Approval described in Section 3.6(a), Seller will be solely responsible for obtaining and maintaining, and shall obtain and maintain, throughout the term of this Agreement, all Governmental Approvals necessary for Seller to construct, install and operate the Wet Plant and Rolling Stock and otherwise perform its obligations under this Agreement, including all Governmental Approval listed in Schedule 13.  Seller will use commercially reasonable efforts to obtain such Governmental Approvals as expeditiously as possible and, upon request, shall provide a copy to SSS.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  Each Party shall on a timely basis provide all customary and reasonably necessary support in connection with the other Party’s securing of Governmental Approvals under this Section 3.6.

3.7                               Commissioning Tests; Achievement of Wet Plant Completion Date

(a)                                 After construction of the Wet Plant, SSS shall conduct testing of the Wet Plant in accordance with the Testing Procedures set forth in Schedule 16.  Seller shall make Raw Feed Sand available for such testing, and shall have the right to all Wet Sand produced in such testing.  The “Wet Plant Completion Date” shall occur on such date that (1) the Wet Plant is tested in accordance with the Testing Procedures, and determined to satisfy the successful testing standards for achieving the Wet Plant Completion Date, set forth in Schedule 16; (2) Seller has obtained all insurance required under this Agreement.

(b)                                 A proposed construction schedule, which includes an estimated Wet Plant Completion Date, is attached hereto as Schedule 14.  SSS provides no guarantee as to the estimated construction schedule in Schedule 14.

3.8                               Submission of Reports and Information

3.8.1                     Notification of Delay

SSS shall notify Seller promptly whenever it determines that the then expected date for achievement of the Wet Plant Completion Date the Wet Plant is unfeasible or inappropriate, and shall specify a revised expected date for the Wet Plant Completion Date.

3.8.2                     Test Reports; Technical Drawings and Specifications

SSS shall submit, or cause to be submitted, to Seller the following documents on or before the specified dates:

(a)                                 as soon as available, but no later than thirty (30) Days following the Commissioning Tests, copies of all results of the Commissioning Tests, including tests of major equipment included in the Wet Plant;

(b)                                 no later than five (5) Days following the Wet Plant Completion Date, as built technical drawings, manufacturers’ specifications and operation manuals, single-line drawings, and other technical documents as would normally be associated with the design and construction of a facility like the Wet Plant.

3.9                               Seller Observation Visits

Seller shall have the right, on a recurring basis and upon reasonable prior notice to SSS to have Seller’s officers, employees, and representatives observe the progress of the construction of the Wet Plant.  SSS shall comply with all reasonable requests of Seller for, and assist in arranging, any such observation visits.  Seller’s visits shall be reasonable

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

both in terms of the frequency of such visits and the number of persons.  All persons visiting the Wet Plant on behalf of Seller shall comply with SSS’s and its Contractors’ generally applicable safety regulations and procedures made available to such persons and shall comply with the reasonable instructions and directions of SSS and its Contractors, and shall not unreasonably cause any interference with or disruption to the activities of SSS or its Contractors at the Wet Plant.

3.10                        Maintenance in Good Working Order; Operations

(a)                                 Seller shall maintain the Wet Plant, the Wet Sand Stock Pile Area, and Rolling Stock in a condition such that it is capable of operation to produce Wet Sand and shall promptly inform SSS of any inability to operate in accordance with such contracted operating characteristics.  Seller shall maintain the Wet Plant (including all spares) and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.

(b)                                 Seller shall at all times operate the Wet Plant and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.  Seller shall ensure that its personnel are adequately qualified and trained and have experience as necessary and appropriate to undertake the duties for which they are engaged.

(c)                                  Seller’s costs for maintenance and operation of the Wet Plant and the Rolling Stock shall be Seller’s responsibility, and Seller’s sole mechanism for recovery of any operational costs shall be through the Wet Sand Price or the Wet Sand Delivery Price.

3.11                        Modifications to Wet Plant

Except as otherwise provided in this Agreement, Seller shall not make, without SSS’s prior consent, any modification or addition to the Wet Plant that has or can reasonably be predicted to have a material adverse effect on the quality or reliability of deliveries to SSS of Wet Sand, the performance of the Wet Plant, or the ability of Seller to perform its obligations under this Agreement.

Article 4
SSS Access Rights for Construction; SSS Ownership

4.1                               SSS Access Rights

Seller hereby grants to SSS at all times during the Term a license to access the Premises and the Site (the “Access Rights”) to (i) install, construct, commission, service, access, operate, maintain, remove, repair and replace the Wet Plant in accordance with the terms of this Agreement and (ii) engage in any such other use as is reasonably necessary to conduct any of the foregoing, subject in each case to the limitations described in this Section 4.1.  The Access Rights shall include rights of ingress and egress to, on and through the Premises and the Site, including rights to use any access rights and easements

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

appurtenant to the Site and including the right to access the Wet Plant by the SSS Parties.  The Access Rights are granted for the sole purposes set forth herein and for no other purposes.  Notwithstanding any expiration of the Term, SSS shall maintain the Access Rights to effect the removal of the Wet Plant from the Site as described in Section 4.4.  Notwithstanding the foregoing, the Access Rights shall be limited as follows:

(a)                                 SSS shall not permit any person other than SSS and the SSS Parties to exercise the Access Rights and no SSS Party without reasonably sufficient expertise or experience (in SSS’s reasonable judgment) shall be permitted to exercise the Access Rights;

(b)                                 in the exercise of the Access Rights, SSS shall and shall cause the SSS Parties to use their best efforts to cause minimum interference with the business activities of Seller and any third parties on the Premises; and

(c)                                  in the exercise of the Access Rights, SSS shall and shall cause the SSS Parties to comply with the Site Rules.

4.2                               Access by SSS to Wet Plant

Because the Wet Plant will be located on the Premises and for purposes of delivering Wet Sand and as owner of the Wet Plant, the Parties acknowledge that SSS and the SSS Parties will have access to the Site, with the understanding Seller has the overriding obligation to maintain the Wet Plant in accordance with this Agreement and the other provisions of this Agreement.

4.3                               Taxes in Relation to Wet Plant

Seller is responsible for the payment of any personal property taxes on the Wet Plant or any real property taxes attributable to the Wet Plant.  Seller and SSS shall use commercially reasonable efforts to obtain a waiver of any local personal or real property taxes that may be assessed on the Wet Plant, and if any personal or real property taxes are assessed on the Wet Plant, Seller shall promptly reimburse SSS for any such personal or real property taxes.

4.4                               Terms Applicable to Any Wet Plant Removal

SSS shall have Access Rights to the Site for up to *** following the end of the Term and, subject to an obligation to transfer the Wet Plant to Seller pursuant to Article 22, during such period may at its sole cost and expense remove the Wet Plant and all other SSS assets.

4.5                               SSS Ownership

(a)                                 It is the intention of SSS and Seller that at no time shall any portion of the Wet Plant be construed as real estate or a fixture on the Site, but that the Wet Plant shall remain at all times the personal property of SSS and that title to the Wet Plant shall remain with SSS, subject to an obligation to transfer the Wet Plant to

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Seller pursuant to Article 22.  Seller acknowledges and hereby specifically waives any and all rights to a lien, whether created by statute, common law or otherwise, in the Wet Plant and any other personal property of SSS.  If requested by SSS, Seller shall obtain a waiver in recordable form that the Wet Plant may be deemed a fixture, from all persons with a real property interest in the Site, waiving any claim with respect thereto.  Seller shall indemnify SSS from any claims, costs, fees and expenses incurred by SSS as a result of Seller’s failure to obtain a waiver requested by SSS under this Section 4.5.  Seller authorizes SSS and its agents to file one or more financing statements upon execution of this Agreement to give public notice of SSS’s ownership of the Wet Plant.

(b)                                 So long as Seller has paid all amounts that may be then due and owing to SSS hereunder, SSS shall hold harmless Seller from all liens and claims filed or asserted by SSS’s contractors or other third parties claiming under SSS against Seller or the Site for services performed or material furnished to or by SSS by such third parties, and from all claims arising out of all such liens.  SSS shall, at no cost to Seller, promptly release, discharge or otherwise remove any such lien or claim by bonding, payment or otherwise and shall notify Seller of such discharge, release or removal.  If SSS does not, within ten (10) Business Days, cause any such lien or claim to be discharged, released or otherwise removed by payment or bonding or other method approved in advance by Seller, Seller shall have the right (but not the obligation) to pay all sums necessary to obtain releases and discharges (including the settlement of any lien or claim).  In such event, Seller shall have the right to deduct all amounts so paid (plus reasonable attorneys’ fees) from amounts due SSS hereunder; alternatively, upon reasonable demand by Seller, SSS shall reimburse Seller for such amounts.  Seller will give SSS immediate notice if any legal process or lien is asserted or made against the Wet Plant or against Seller where the Wet Plant may be subject to any lien, attachment or seizure by any person or entity.

Article 5
Supply of Wet Sand to Stock Pile

5.1                               Sale and Purchase of Wet Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period:

(i)                                   Seller shall operate and maintain the Wet Plant and Rolling Stock in accordance with this Agreement in order to sell and deliver at the Production Delivery Point to SSS such Wet Sand as SSS may require, and

(ii)                                SSS shall purchase, and pay the Wet Sand Price for, such quantity of Wet Sand delivered at the Production Delivery Point by Seller,

in each case subject to the limitations described in Section 5.2.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2                               Quantity Limitations

5.2.1                     Wet Sand Production Orders; Quantities

During the Supply Period, the obligations of Seller under Section 5.1 shall be subject to the following limitations (subject to Section 5.2.2 and Section 1.3):

(a)                                 Wet Sand Production Orders:  a limit for any period covered in a Wet Sand Production Order of no more Wet Sand than the amount of Wet Sand specified in such Wet Sand Production Order made in accordance with the Operating Procedures (with each Monthly Wet Sand Production Order spread reasonably evenly across the Days of the Month);

(b)                                 Technical Specs: a limit for any period that are no more than set forth in the Technical Specifications set forth in Schedule 15;

(c)                                  Monthly Contract Quantity:  a limit for each Agreement Month during the Supply Period of 62,500 tons of Wet Sand per Agreement Month (the “Monthly Contract Quantity”);

(d)                                 Annual Contract Quantity:  a limit for each Agreement Year during the Supply Period equal to 500,000 tons of Wet Sand (the “Annual Contract Quantity”); and

(e)                                  Total Contract Quantity:  a limit of 5,000,000 tons of Wet Sand over the Supply Period.

5.2.2                     Quantity Adjustment

(a)                                 The Parties acknowledge that Seller has additional capacity to produce up to an additional 500,000 tons/Agreement Year of Wet Sand beyond that provided in Section 5.2.1(d).  To the extent (i) Seller has not entered into third party agreements to sell such capacity, (ii) Seller has not used such capacity by exercising its rights under the Dry Sand Tolling Agreement to cause SSS to process such Wet Sand for Seller’s own use, (iii) Seller is not entitled to use such capacity in the remainder of the Agreement Year to cause SSS to process under the Dry Sand Tolling Agreement such Wet Sand for Seller’s own use, or (iv) SSS has not already used such excess capacity, then SSS shall have the right to access that excess capacity by increasing the Monthly Contract Quantity by one-twelfth of such unused SSS production capacity.

(b)                                 Notwithstanding Section 5.2.1(d), the Annual Contract Quantity applicable for an Agreement Year ‘y’ shall be increased to the extent of the aggregate amount of Wet Sand, stated in tons, taken by SSS and delivered by Seller pursuant to an increase in the Monthly Contract Quantity in accordance with Section 5.2.2(a) during Agreement Year ‘y’.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  At the start of each Agreement Month, SSS shall determine the amount by which the Monthly Contract Quantity is to be increased pursuant to Section 5.2.2(a) and shall provide notice thereof (together with calculations if so requested) to Seller.

5.3                               Take or Pay Quantities

(a)                                 If during any Agreement Year SSS fails to take delivery of and to pay for a quantity of Wet Sand at least equal to the Adjusted Take or Pay Quantity, then SSS shall pay Seller the Annual Take or Pay Quantity Deficiency Payment calculated in accordance with Schedule 3.

(b)                                 In the event SSS pays an Annual Take or Pay Quantity Deficiency Payment in accordance with 5.3(a), then the amount of such Annual Take or Pay Quantity Deficiency Payment shall be applied to reduce the amount of any amount payable by SSS with respect to the delivery of Wet Sand that is in excess of the Adjusted Take or Pay Quantity that is applicable to the three (3) Agreement Years that succeed the Agreement Year with respect to which the Annual Take or Pay Quantity Deficiency Payment was paid.

(c)                                  In the event SSS takes delivery of and pays for a quantity of Wet Sand that is in excess of the Adjusted Take or Pay Quantity during any Agreement Year, then the difference between the Wet Sand delivered during such Agreement Year and the Adjusted Take or Pay Quantity for such Agreement Year shall be classified as a “Carry Forward Quantity”, which Carry Forward Quantity shall be used to reduce the Adjusted Take or Pay Quantity during a subsequent Agreement Year in accordance with Schedule 3.

5.4                               Estimated Requirements; Wet Sand Production Orders

5.4.1                     Estimated Wet Sand Production Requirements

Not later than ten (10) Days prior to the estimated Wet Plant Completion Date, and not later than ten (10) Business Days prior to the beginning of each Agreement Month thereafter, SSS provide Seller with a non-binding, good faith estimate for Wet Sand to be delivered to the Production Delivery Point for the following Agreement Month and for each Agreement Month for the subsequent eleven Agreement Months (a “12-Month Rolling Forecast”).

5.4.2                     Wet Sand Production Orders

SSS shall give notice in accordance with the Operating Procedures (such notice, the “Wet Sand Production Order”) to Seller of the total quantity of Wet Sand SSS requires to be delivered to the Production Delivery Point during each Month.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.4.3                     Variation from Wet Sand Production Orders

(a)                                 SSS shall work to adhere to a Wet Sand Production Order but shall have the right to reasonably adjust such deliveries should a significant unplanned event arise.  Following a communication from SSS of such need for adjustment, Seller shall use reasonable efforts to accommodate such deviation.

(b)                                 Seller shall communicate to SSS in accordance with the Operating Procedures any significant unplanned event that may cause deviations in Wet Sand deliveries, if reasonably practicable; provided, however, Seller’s communications under this Section 5.4.3(b) shall not limit Seller’s obligations under Article 7 or otherwise limit SSS’s remedies under this Agreement.

5.5                               Stock Pile Management

(a)                                 Seller shall, throughout the Supply Period, own the Wet Sand Stock Pile Area.  Seller shall, throughout the Term, be responsible for operating and maintaining the Wet Sand Stock Pile Area and managing all Wet Sand thereon.  Seller shall maintain the Wet Sand in the Wet Sand Stock Pile Area in a condition consistent with the Wet Sand requirements set forth in Schedule 7.  Seller shall not intermingle other Wet Sand or any other products with SSS’s Wet Sand delivered to the Wet Sand Stock Pile Area and shall be responsible for any loss or deterioration of SSS’s Wet Sand at the Wet Sand Stock Pile Area.

(b)                                 Within five (5) days following the conclusion of each Agreement Year, SSS shall retain an independent third-party to conduct at SSS’s cost an inventory of the Wet Sand in the Wet Sand Stock Pile Area to determine the Product Loss Factor, if any.  The “Product Loss Factor” is the percentage of Wet Sand which Seller has produced and placed in the Wet Sand Stock Pile Area during the Agreement Year that is lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS, excluding the initial deposit of Wet Sand used to line the Wet Sand Stock Pile Area.  If the amount of Wet Sand which has been lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS does not exceed two percent (2%) of the total amount of Wet Sand produced and placed by Seller in the Wet Sand Stock Pile Area in the Agreement Year, the Product Loss Factor shall be deemed to be 0%.  Within ten (10) days following the conclusion of such inventory, Seller shall prepare and deliver to SSS an accounting of (i) pricing based on the initial estimate and adjustments thereto, (ii) the actual number of tons of Wet Sand produced and placed into the Wet Sand Stock Pile Area, (iii) the Product Loss Factor of such Wet Sand, and (iv) the amount of overpayment by SSS as a result of any Product Loss Factor above two percent (2%), calculated using the price per ton applicable for such Agreement Year (or, if more than one price is applicable during such Agreement Year, then the average for such Agreement Year) and the applicable conversion factor for Raw Feed Sand converted to Wet Sand over such period.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  SSS may at any time request an additional mid-Agreement Year retesting of the Product Loss Factor at its sole cost in accordance with Section 5.5(b), and the provisions of Section 5.5(b) shall apply with regard to any losses identified through such retest.

(d)                                 SSS shall be responsible for setting the quantity of Wet Sand to be maintained in the Wet Sand Stock Pile Area through its management of the amount of Wet Sand produced to the Wet Sand Stock Pile Area and the amount of Wet Sand delivered to the Tender Delivery Point, in each case as set forth in Wet Sand Production Orders.

5.6                               Free of Encumbrances

Seller shall take all measures necessary to ensure that all Wet Sand produced to the Production Delivery Point and all Wet Sand delivered to the Tender Delivery Point will at all times be free and clear of all liens and other encumbrances.

Article 6
Delivery of Wet Sand to Tender Point

6.1                               Order for Delivery

In each order for the delivery of Wet Sand to the Tender Delivery Point in an upcoming Day (a “Wet Sand Tender Order”), SSS shall have the right to specify the quantity of any Wet Sand previously delivered to the Production Delivery Point that SSS requires to be delivered by Seller to the Tender Delivery Point.

6.2                               Delivery of Wet Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period:

(i)                                   Seller shall deliver at the Tender Delivery Point to SSS such Wet Sand as SSS may have required in a Wet Sand Tender Order on the Day for which such Wet Sand is ordered, and

(ii)                                SSS shall receive and pay the Wet Sand Delivery Price for such quantity of Wet Sand delivered at the Tender Delivery Point by Seller,

in each case subject to the limitations described in Section 6.4.

6.3                               Grant of Necessary Property Rights for Delivery

SSS hereby grants to Seller a non-exclusive right of access to, on, over, across, and within the Dry Plant Site for use by Seller, its contractors, and any Person authorized by Seller, with all equipment and machinery, as may be necessary to enable Seller to:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)                                   deliver Wet Sand to the Tender Delivery Point; and

(ii)                                otherwise perform Seller’s obligations under this Agreement.

Such right of access shall be effective as of the Wet Plant Completion Date and shall remain effective until the end of the Supply Period.

6.4                               Terms of Delivery

(a)                                 Seller shall utilize Wet Sand from the Wet Sand Stock Pile Area at any time as necessary to load Wet Sand onto Seller’s trucks in accordance with the terms of this Agreement.  Seller shall exercise all commercially reasonable efforts to maintain Wet Sand in the Wet Sand Stock Pile Area so as to allow all Wet Sand to remain in the Wet Sand Stock Pile Area for at least three (3) days prior to tendering such Wet Sand to SSS.

(b)                                 Although Seller will only operate the Wet Plant during the Production Season, the Wet Sand in the Wet Sand Stock Pile Area shall be ready for delivery to the Tender Delivery Point throughout each Agreement Year on Monday through Saturday from 7:00 a.m. to 7:00 p.m. (Central Time), with the exception of the following holidays: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

(c)                                  Seller shall load its trucks with a quantity of Wet Sand not greater than the maximum legal weight limit permitted by law upon the public roadway.

(d)                                 Seller shall be responsible at its own expense for assuring that all trucks and equipment used by the Seller Parties to transport Wet Sand shall be maintained and operated at all times in a safe manner and in compliance with all applicable laws and reasonable safety rules established by SSS.  Seller shall indemnify and hold harmless SSS for any damages, fines, liabilities, expenses or losses incurred as the result of a failure of Seller to operate vehicles in such manner.  SSS shall not be responsible for any loss or damage to any trucks or other property of any of the Seller Parties unless the cause of such loss or damage is due to the negligence or willful misconduct of SSS.

(e)                                  Seller shall have no obligation to deliver at the Tender Delivery Point on any Day more than 2,000 tons of Wet Sand.

6.5                               Replacement of Delivery Party

(a)                                 If on more than three (3) occasions Seller fails to deliver Wet Sand to the Tender Delivery Point in accordance with the terms of this Agreement, SSS may in its discretion require that Seller retain a Contractor to provide the delivery services provided for herein.  Such replacement Contractor shall be subject to the reasonable approval of SSS.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 There shall be no adjustment to the Wet Sand Delivery Price as a result of the appointment of a Contractor to provide such delivery services.

6.6                               Byproduct Disposal

At any time that a Seller truck makes a delivery of Wet Sand to SSS at the Tender Delivery Point, SSS shall have the right to load an equivalent amount of Dry Sand Byproduct into the Seller truck for disposal by Seller at the Torgerson Mine Area (or such other Seller site as Seller may be permitted to dispose of such Dry Sand Byproduct).

Article 7
Failure to Supply

7.1                               Seller’s Failure to Supply

To the extent that either Seller fails or is unable to deliver Wet Sand to the Production Delivery Point as specified in a Wet Sand Production Order in accordance with the terms of this Agreement or Seller fails or is unable to deliver Wet Sand to the Tender Delivery Point as specified in a Wet Sand Tender Order in accordance with the terms of this Agreement, SSS’s sole remedy shall be as specified in Section 21.1(vi).

Article 8
Measurement

8.1                               Weight Determination

(a)                                 The procedures for establishing the weight of any Wet Sand delivered to the Production Delivery Point shall be as specified in Schedule 8.

(b)                                 The procedures for establishing the weight of any Wet Sand delivered to the Tender Delivery Point shall be as specified in Schedule 8, but modified as the context requires and with the exception that the “Primary Wet Sand Scales” will be those scales operated by SSS near the Tender Delivery Point.

8.2                               Sampling and Analysis

(a)                                 The procedures for undertaking all quality analysis of any Wet Sand delivered to the Production Delivery Point shall be as specified in Schedule 9.

(b)                                 The procedures for undertaking all quality analysis of any Wet Sand delivered to the Tender Delivery Point shall be as specified in Schedule 9, but modified as the context requires and with the exception that all sampling shall be reasonably drawn from the trucks used to deliver the Wet Sand to the Tender Delivery Point.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 9
Assurances as to Supply

9.1                               Dedicated Source of Supply

(a)                                 Seller shall be obligated to supply Wet Sand under this Agreement from the Torgerson Mine Area in quantities that shall not in the aggregate, except as expressly provided herein, exceed the Total Contract Quantity.  Accordingly, Seller hereby warrants and agrees to dedicate or cause to be dedicated Wet Sand reserves in the Torgerson Mine Area that are at least equal in quantity to the Total Contract Quantity times one hundred twenty percent (120%).

(b)                                 Seller shall not be permitted to deliver to SSS at the Production Delivery Point or the Tender Delivery Point Wet Sand from a source other than the Torgerson Mine Area.

9.2                               Right to Sell Wet Sand from the Torgerson Mine Area

Seller covenants that, throughout the Supply Period, it shall continue to have the legal right to sell, as provided in this Agreement, Wet Sand from the Torgerson Mine Area in the quantity required under Section 5.2

9.3                               Limitation on Other Supply Commitments

(a)                                 Seller hereby represents and warrants to, and covenants with SSS that it has and will maintain sufficient Wet Sand reserves at all times following the Execution Date and to maintain (after giving effect to any third party sale or commitment to sell) sufficient capacity in Seller’s Wet Sand processing and transporting operations (including mining, producing, stocking, managing, operating, maintaining, loading, and transporting) to enable Seller to deliver to SSS Wet Sand requested by SSS under the terms of this Agreement.  Seller unconditionally and irrevocably agrees that it shall be liable to SSS for damages under Article 7 if its representations, warranties, and covenants with SSS set forth in the immediately preceding sentence prove not to be true or if Seller is unable to honor or comply with such representations, warranties, and covenants.

(b)                                 Seller undertakes not to sell or deliver Wet Sand from the Torgerson Mine Area to other purchasers except in such quantities as will not impair or otherwise adversely affect Seller’s ability to deliver Wet Sand to SSS in accordance with the provisions of this Agreement during the Supply Period.  Without limiting the foregoing, Seller shall not enter into any agreements to supply any third parties (and shall not otherwise supply) and shall not mine from the Torgerson Mine Area for purposes of causing SSS to process such Wet Sand under the Dry Sand Tolling Agreement to the extent the sum of such third-party sales or self-supply exceed 500,000 tons.

(c)                                  Seller shall, at SSS’s request, provide evidence to SSS reasonably satisfactory to SSS that Seller is in compliance and will continue to comply with this Article 9.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 10
Operating Procedures

10.1                        Operating Procedures

The “Operating Procedures” shall be as follows:

(a)                                 Wet Sand Production Order:  All Wet Sand Production Orders shall specify the amount of the Wet Sand to be delivered to the Production Delivery Point during the upcoming Month.  Wet Sand Production Orders shall (to the extent an order is to be placed) be delivered by 4:00 p.m. five (5) Business Days prior to the start of the Month in which the delivery to the Tender Delivery Point is required. Wet Sand Production Orders (and any revision to any Wet Sand Production Order) may be communicated by SSS to the Seller’s designees by email or by telephone.

(b)                                 Wet Sand Tender Order:  All Wet Sand Tender Orders shall specify the amount of the Wet Sand to be delivered to the Tender Delivery Point for each Day of the upcoming week.  Wet Sand Tender Orders shall (to the extent an order is to be placed) be delivered by 4:00 p.m. two (2) Business Days prior to the start of the week in which the delivery to the Tender Delivery Point is required. Wet Sand Tender Orders (and any revision to any Wet Sand Tender Order) may be communicated by SSS to the Seller’s designees by email or by telephone.

(c)                                  Safety Rules and Procedure:  When the operations or actions of the employees or contractors of one Party may affect the operations or safety of the facilities, employees or contractors of the other Party, such Party shall adhere to the safety rules and operating procedures established by the Party responsible for such operations or actions.

(d)                                 Other:  The Parties may agree on such other matters as may be necessary or desirable to facilitate operations, communications, safety, or other matters of mutual concern.

Article 11
Quality; Off-Spec Deliveries

11.1                        Wet Sand Quality

11.1.1              Wet Sand Quality

(a)                                 The Wet Sand delivered at the Production Delivery Point and the Tender Delivery Point by Seller to SSS hereunder shall be of a quality within the Acceptable Quality Parameters, as provided in Schedule 7.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Any Non-Conforming Wet Sand delivered by Seller to SSS at the Production Delivery Point or the Tender Delivery Point shall be subject to rejection pursuant to Section 11.3.

11.2                        Inspection

SSS may, at any reasonable time, after giving notice, inspect Seller’s facilities, mines, and operations.

11.3                        Rejection; Effect of Rejection

(a)                                 If any Wet Sand delivered hereunder is, with regard to one (1) or more of the Rejection Parameters, outside the Acceptable Quality Parameters or contains impurities proscribed in Section 11.1 or elsewhere in this Agreement, SSS shall, notwithstanding anything to the contrary in this Agreement, be entitled to reject such Non-Conforming Wet Sand.  In the event of such rejection, SSS shall have the right to exercise any of its rights and remedies provided in this Section 11.3 and elsewhere in this Agreement.

(b)                                 Seller shall take all practical precautions to prevent delivering Wet Sand that, with regard to one (1) or more of the Rejection Parameters, is outside the Acceptable Quality Parameters or contains impurities proscribed in Section 11.1 or elsewhere in this Agreement unless SSS consents thereto on mutually agreed terms.

(c)                                  In the event SSS rejects Wet Sand pursuant to this Section 11.3, Seller shall be responsible for prompt removal of such Wet Sand, including the costs thereof.

Article 12
Compliance with Law

12.1                        Compliance with Law.

Each of the Parties shall carry out its obligations hereunder in accordance with all applicable Laws.

Article 13
Prices

13.1                        Prices

(a)                                 The price per ton of Wet Sand delivered at the Production Delivery Point (the “Wet Sand Price”) shall be calculated in accordance with the methodology set forth in Schedule 2.  The Wet Sand Price shall include all consideration for mining, washing, operating, maintaining, and otherwise delivering Wet Sand to

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Production Delivery Point, and Seller shall be entitled to no payment therefor other than the Wet Sand Price.

(b)                                 The price per ton of Wet Sand delivered at the Tender Delivery Point (“Wet Sand Delivery Price”) shall also be calculated in accordance with the methodology set forth in Schedule 2.  The Wet Sand Delivery Price shall include all consideration for storing, loading, transporting, unloading, and otherwise delivering the Wet Sand to the Tender Delivery Point pursuant to this Agreement, and Seller shall be entitled to no payment therefor other than the Wet Sand Delivery Price.

(c)                                  The Wet Sand Price and the Wet Sand Delivery Price shall include the amount of sales tax that may be payable by Seller in connection with the sale of such Wet Sand, and no additional amount shall be due to Seller in connection with any sales tax.

13.2                        Price Adjustment for Dry Sand Tolling Agreement

(a)                                 If following the end of any Agreement Year it is determined that in such Agreement Year Seller delivered to SSS for drying under the Dry Sand Tolling Agreement [***] or fewer tons of Wet Sand, then the price per ton of Wet Sand delivered at the Production Delivery Point (the “Wet Sand Price”) shall be retroactively adjusted such that the Wet Sand Price (calculated in accordance with the methodology set forth in Schedule 2) is calculated using the Adjusted Reference Delivery Price rather than the Reference Production Price; provided, however, that no such adjustment shall be made in respect of the period commencing on the Wet Plant Completion Date and ending on the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement).

(b)                                 In such circumstance, SSS may include an adjustment for such adjustment to the Wet Sand Price in an invoice issued in accordance with Section 14.1.

13.3                        Price Adjustment for Third Party Wet Sand Sales

(a)                                 In the event that Seller enters into any agreement for the sale of Wet Sand from the Torgerson Mine Area to any other purchaser (a “Third Party Wet Sand Sales Agreement”), and either:

(i)                                   ***

(ii)                                ***,

then Seller shall notify SSS within ten (10) Business Days that Seller has entered into such Third Party Wet Sand Sales Agreement.

(b)                                 Within thirty (30) Days of receipt by SSS of a notice from Seller in accordance with Section 13.3(a), SSS may request amendments to this Agreement to either:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)                                   reduce the Wet Sand Price to the price per ton of Wet Sand specified in the Third Party Wet Sand Sales Agreement, net of any differences in price due to differences in the costs incurred by Seller in order to transport Wet Sand, manage the Wet Sand Stock Pile Area, or provide other services; and

(ii)                                otherwise adjust the terms of this Agreement to reflect the more beneficial terms of the Third Party Wet Sand Sales Agreement.

(c)                                  Following a request by SSS for amendments to this Agreement in accordance with Section 13.3(b), the Parties shall execute, with retroactive effect to the date of the commencement of supply under the relevant Third Party Wet Sand Sales Agreement, such amendments to this Agreement.

Article 14
Billing and Payment

14.1                        Billing

14.1.1              Seller Invoices

At any time on or after the first (1st) Business Day of each Month, Seller shall submit to SSS an invoice stated in dollars for any amounts due from SSS to Seller pursuant to this Agreement.  Such invoice shall include the following information:

(i)                                   the amount, in tons, of Wet Sand that Seller delivered to the Production Delivery Point during the preceding Month;

(ii)                                the amount, in tons, of Wet Sand that Seller delivered to the Tender Delivery Point during the preceding Month;

(iii)                             the applicable Wet Sand Price for such Wet Sand delivered to the Production Delivery Point;

(iv)                            the applicable Wet Sand Delivery Price for such Wet Sand delivered to the Tender Delivery Point;

(v)                               the total amount due for such Month;

(vi)                            prior to the occurrence of the Construction Cost Discount Parity Date, the Aggregate Discount Amount as of the end of the preceding Month;

(vii)                         prior to the occurrence of the Construction Cost Discount Parity Date, the Adjusted Construction Cost Amount as of the end of the preceding Month;

(viii)                      the amount of damages due to Seller under this Agreement for the previous Month (or part-Month); and

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ix)                            any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail, together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

14.1.2              SSS Invoices

At any time after the first (1st) Business Day of each Month, SSS shall submit an invoice to Seller stated in dollars for any amounts due from Seller to SSS pursuant to this Agreement.  Such invoice shall include the following information:

(i)                                   any amount due in relation to an adjustment to the Wet Sand Price in accordance with Section 13.2;

(ii)                                the amount of damages due to SSS under this Agreement for the previous Month (or part-Month); and

(iii)                             any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail, together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

14.2                        Payment

(a)                                 Subject to Section 14.3,

(i)                                   SSS shall pay Seller the amount shown on an invoice delivered in accordance with Section 14.1.1, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the thirty-fifth (35th) Day following the Day the invoice is received by SSS (or, in the event such Day is not a Business Day, the next Business Day thereafter); provided, however, all amounts due for delivery of Wet Sand to the Tender Delivery Point shall be payable on the sixtieth (60th) Day following the Day the invoice is received by Seller (or, in the event such Day is not a Business Day, the next Business Day thereafter); and

(ii)                                Seller shall pay SSS the amount shown on an invoice delivered in accordance with Section 14.1.2, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the thirty-fifth (35th) Day following the Day the invoice is received by Seller (or, in the event such Day is not a Business Day, the next Business Day thereafter)

(in each case, the “Due Date”).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Unless otherwise specified in this Agreement, payments due under this Agreement shall be payable by electronic funds transfer to the account indicated by the Party to receive payment.

(c)                                  Each Party shall have the right to set off any amounts due and payable by it to the other Party under this Agreement against any and all amounts then due and payable to it by the other Party under this Agreement.  Such rights of set-off shall relate only to amounts that are then due and payable to and by a Party and are undisputed or have been determined to be payable pursuant Article 24.

(d)                                 Late payments by either Party of amounts due and payable under this Agreement shall bear interest at a rate per annum equal to the Delayed Payment Rate.

(e)                                  Payments received by either Party shall be applied against outstanding invoices on the “first in, first out” principle, so that the invoices that have been outstanding the longest (in whole or in part) shall be paid first.

14.3                        Payment Disputes

14.3.1              Invoice Dispute Notice

At any time within three hundred sixty (360) Days after receipt of an invoice, a Party may serve notice (an “Invoice Dispute Notice”) on the other Party that the amount of such invoice (or part thereof) is in dispute.  Each Invoice Dispute Notice shall specify the invoice concerned and the amount in dispute, giving reasons as complete and as detailed as reasonably possible.  A Party shall be entitled to submit any Dispute relating to an invoice to Dispute resolution in accordance with Article 24, so long as it has delivered an Invoice Dispute Notice to the other Party in accordance with this Section 14.3.1.

14.3.2              Resolution Procedures

Upon resolution of the Dispute in accordance with Article 24 and without prejudice to the right of either Party to refer a Dispute to arbitration, any amounts disputed and not paid but determined to be owed by a Party or any amounts paid and determined not to be owed shall be paid or repaid to the other Party, as the case may be, within ten (10) Business Days after such resolution or determination, together with interest thereon from but excluding the date initially owed or paid until and including the date paid or repaid, as the case may be, at the Delayed Payment Rate.

14.4                        Supporting Data

Seller shall maintain accurate and complete records and data, as reasonably necessary to calculate or confirm the correctness of the amount, in tons, of Wet Sand that Seller supplied to SSS during the preceding Month, the applicable Wet Sand Price for such Wet Sand, and any other claims for payment or recovery of costs or expenses made by Seller under this Agreement.  All such records and data shall be maintained for a period of not less than sixty (60) Months following the last date on which such data and information was relevant for claims by Seller for payment by SSS.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 15
Risk of Loss; Title

15.1                        Risk of Loss; Title

(a)                                 Seller shall be responsible for the Wet Plant and the Rolling Stock prior to the Tender Delivery Point, and SSS shall be responsible for operations and maintenance after taking delivery of Wet Sand at the Tender Delivery Point.  Seller shall be responsible for any Dry Sand Byproduct loaded onto Seller’s trucks at the Tender Delivery Point for disposal in accordance with Section 6.6.

(b)                                 Title to all Wet Sand delivered to SSS under or pursuant to this Agreement shall pass from Seller to SSS at the Production Delivery Point; provided, however, care, custody and control of the Wet Sand shall pass from Seller to SSS at the Tender Delivery Point.  Risk of loss shall be with the Party maintaining care, custody and control.

15.2                        Release of Stockpiled Wet Sand

At the expiration of the Term of this Agreement, Seller shall release control of all Wet Sand on the Site, including that held in the Wet Sand Stock Pile Area, to SSS.

Article 16
Taxes

16.1                        Taxes Applicable to Seller

All present and future federal, state, local, or other lawful Taxes applicable to Seller arising from or in connection with its rights and obligations under this Agreement shall be paid by Seller as and when required.

16.2                        Taxes Applicable to SSS

All present and future federal, state, local, or other lawful Taxes applicable to SSS arising from or in connection with its rights and obligations under this Agreement shall be paid by SSS as and when required.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 17
Insurance

17.1                        Maintenance of Insurance Policies

17.1.1              Insurance Requirements

(a)                                 At its sole cost and expense, Seller shall obtain and maintain or cause to be obtained and maintained, such policies of insurance:

(i)                                   required by Section 1.2 of Schedule 6 (and satisfying the general conditions set forth in Section 1.3 of Schedule 6); or, if greater,

(ii)                                that should be maintained in accordance with Prudent Construction/Operation Practices.

(b)                                 The insurance to be obtained and maintained by Seller under Section 17.1.1(a) shall be obtained from insurers from whom Seller is permitted under the law to purchase policies.

(c)                                  Each insurance policy shall be issued by an insurer (or reinsurer, to the extent reinsurance is obtained) of sound financial status.  Insurers (or any reinsurer) with whom Seller has policies of insurance shall be deemed to be “of sound financial status” if such insurers (or any reinsurers) have either an S&P “Claims-Paying Ability Rating” of at least A- or an A.M. Best “Financial Strength Rating” rating of at least A/VIII.  If such rating systems are discontinued, such insurers shall have a substantially similar rating.

17.2                        Event of Loss

17.2.1              Notice of Damage or Loss

If any substantial or significant part of the Wet Plant or the Rolling Stock shall suffer a loss or an event occurs that prevents Seller from performing under this Agreement due to physical damage to a substantial portion of the Wet Plant or the Rolling Stock, Seller shall promptly, and in any case within five (5) Days after it has knowledge of such event, so notify SSS.

17.2.2              Event of Loss

If an event occurs that prevents Seller from performing under this Agreement due to physical damage to a substantial portion of the Wet Plant or the Rolling Stock, insurance proceeds shall be used to repair or restore the applicable equipment, material, and facilities to its condition prior to the event, unless otherwise agreed by the Parties.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.3                        Certificates of Insurance

17.3.1              Obligation to Provide

Within ten (10) Days of the Wet Plant Completion Date, and at each policy renewal thereafter (but, in any event, at least annually), Seller shall cause its insurers or agents to provide SSS with certificates of insurance evidencing the policies and endorsements taken out pursuant to Section 17.1, including the name and address of the insurer, type, basic coverage, and name of insured and “additional insureds.”

17.3.2              Failure to Provide Evidence of Insurance

(a)                                 If Seller fails to provide evidence of insurance as required under Section 17.3.1, SSS may itself take out such insurance and pay such premiums as may be necessary to maintain it in force.

(b)                                 SSS may recover from Seller any amount paid by SSS to obtain insurance as provided under Section 17.3.2(a).

(c)                                  Failure by SSS to obtain the insurance coverage permitted under Section 17.3.2(a) shall not relieve Seller of its insurance obligations under this Article 17 or otherwise limit Seller’s obligations or liabilities under this Agreement.

17.4                        Insurance Reports

Seller shall provide SSS with copies of any technical underwriters’ reports or other technical reports received by Seller from any insurer.

17.5                        No Limitation on Liability

Seller’s maintenance of or failure to maintain the insurance coverage required by this Article 17 shall not in any way relieve or limit Seller’s obligations and liabilities under any provision of this Agreement.

Article 18
Representations and Warranties

18.1                        Representations and Warranties of Seller.

Seller hereby represents and warrants to SSS as follows:

(i)                                   Due Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was formed and has the requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Wisconsin and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

(ii)                                Due Authorization of Seller; Binding Obligation.  Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Seller have been duly authorized by the necessary corporate action on the part of Seller; this Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable in accordance with its terms.

(iii)                             Non-Contravention.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of organization or limited liability company agreement of Seller and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Seller is a party or by which it or any of its properties is bound or affected.

(iv)                            Regulatory Approvals.  Governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Seller have been obtained or will be obtained in due course.

18.2                        Representation and Warranties of SSS.

SSS hereby represents and warrants to Seller as follows:

(i)                                   Due Organization of SSS.  SSS is a limited liability company duly organized and validly existing and in good standing under the laws of the state in which it was formed and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Texas.

(ii)                                Due Authorization of SSS; Binding Obligation.  SSS has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by SSS have been duly authorized by the necessary corporate actions on the part of SSS; this Agreement has been duly executed and delivered by SSS and is the valid and binding obligation of SSS enforceable in accordance with its terms.

(iii)                             Non-Contravention.  The execution, delivery and performance of this Agreement by SSS and the consummation of the transactions contemplated hereby do not and will not contravene the articles of incorporation of SSS and do not and will not conflict with or result in a

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which SSS is a party or by which it or any of its properties is bound or affected.

Article 19
Indemnification

19.1                        Indemnification

19.1.1              SSS’s Indemnification

Except as specifically provided elsewhere in this Agreement, SSS shall indemnify and defend Seller and any Seller Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, Seller or any Seller Party:

(i)                                   for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by SSS in connection with this Agreement;

(ii)                                resulting from, arising out of, or related to SSS’s violation of any Law to be complied with by SSS under this Agreement; or

(iii)                             for SSS’s breach or default of any of its covenants or representations and warranties under this Agreement.

19.1.2              Seller’s Indemnification

Except as specifically provided elsewhere in this Agreement, Seller shall indemnify and defend SSS and any SSS Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, SSS or any SSS Party:

(i)                                   for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by Seller in connection with this Agreement or arising out of Seller’s operation and maintenance of the Wet Plant;

(ii)                                resulting from, arising out of, or related to Seller’s violation of any Law to be complied with by Seller under this Agreement; or

(iii)                             for Seller’s breach or default of any of its covenants or representations and warranties under this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.1.3              Joint Liability

In the event injury or damage results from the joint or concurrent negligent or intentional acts or omissions of the Parties, each Party shall be liable under this Article 19 in proportion to its relative degree of fault.

19.2                        Limitation on Indemnification

Notwithstanding any other provision of this Agreement, in no event shall Seller or SSS or any Seller Party or any SSS Party be indemnified for any Losses caused by the negligence or willful misconduct of such party or a breach of the terms of this Agreement by a Party, and in no event shall Seller or SSS or any Seller Party or any SSS Party be indemnified for any Loss to the extent that such party receives insurance proceeds or indemnification from another party therefor.

19.3                        Defense of Claims

19.3.1              Notice of Claims

(a)                                 A Party shall promptly notify the other Party of any Loss or proceeding in respect of which such notifying Party is or may be entitled to indemnification pursuant to this Article 19.  The delay or failure of such indemnified Party to provide the notice required pursuant to this Section 19.3 to the other Party shall not release the indemnifying Party from any indemnification obligation that it may have to such indemnified Party except to the extent that such failure or delay materially and adversely affected the indemnifying Party’s ability to defend such action or increased the amount of the Loss.

19.3.2              Defense of Claims

(a)                                 Upon acknowledging in writing its obligation to indemnify an indemnified Party to the extent required pursuant to this Article 19, the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit, or proceeding at its expense with counsel of its selection, subject to the prior reasonable approval of the indemnified Party.

(b)                                 Unless and until the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party to the extent required pursuant to this Article 19, and assumes control of the defense of a claim, suit, action, or proceeding, the indemnified Party shall have the right, but not the obligation, to contest, defend and litigate, with counsel of their own selection, any claim, action, suit, or proceeding by any third party alleged or asserted against such Party in respect of, resulting from, related to, or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the indemnifying Party hereunder.

(c)                                  Neither the indemnifying Party nor the indemnified Party shall be entitled to settle any such claim, action, suit, or proceeding without the prior consent of the other;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided, however, that after agreeing in writing to indemnify the indemnified Party, if the indemnifying Party obtains both a full and complete resolution of matters involving the indemnifying Party and any necessary court approvals of a settlement,  the indemnifying Party may settle any claim without the consent of the indemnified Party.

19.3.3              Expense of Defense Counsel

(a)                                 Following the acknowledgement of the indemnification and the assumption of the defense by the indemnifying Party, the indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the sole expense of such indemnified Party, when and as incurred, unless:

(i)                                     the employment of counsel by such indemnified Party has been authorized in writing by the indemnifying Party and the indemnifying Party has agreed to pay for the fees and expenses of such counsel;

(ii)                                the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be a conflict of interest between the indemnifying Party and the indemnified Party in the conduct of the defense of such action;

(iii)                             the indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified Party to assume the defense of such action and shall have been so notified by the indemnified Party; or

(iv)                            the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying Party or that such claim, action, suit, or proceeding involves or could have a material adverse effect upon the indemnified Party beyond the scope of this Agreement.

(b)                                 If Section 19.3.3(a)(i), 19.3.3(a)(iii), or 19.3.3(a)(iv) shall be applicable, then counsel for the indemnified Party shall have the right to direct the defense of such claim, action, suit, or proceeding on behalf of the indemnified Party and the reasonable fees and disbursements of such counsel shall constitute reimbursable legal or other expenses hereunder.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 20
Limitation of Liability

20.1                        Limitation of Liability

Except as expressly provided to the contrary in this Agreement, neither Party shall be liable to the other Party in contract, tort, warranty, strict liability, or any other legal theory for any indirect, consequential, incidental, punitive, or exemplary damages.  Neither Party shall have any liability to the other Party except pursuant to, or for breach of, this Agreement; provided, however, that this provision is not intended to constitute a waiver of any rights of one Party against the other with regard to matters unrelated to this Agreement or any activity not contemplated by this Agreement.

Article 21
Default; Termination

21.1                        Seller Events of Default

Each of the following shall constitute an event of default by Seller (each such event being a “Seller Event of Default”):

(i)                                   the failure by Seller to make any payment of any sum due to SSS hereunder within fifteen (15) Days after receipt of written notice from SSS that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)                                the appointment of a custodian, receiver, trustee, or liquidator of Seller, or of all or substantially all of the assets of Seller, in any proceeding brought by Seller, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against Seller that is not discharged within ninety (90) Days after such appointment, or if Seller consents to or acquiesces in such appointment;

(iii)                             the misrepresentation of a material fact as of the Execution Date by Seller’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on SSS and such effect is not cured within forty-five (45) Days from notice from SSS, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if Seller commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days;

(iv)                            the failure by Seller in any respect in the observance or performance of any other material covenant of Seller contained herein that Seller has not cured within thirty (30) Days after written notice from SSS specifying the

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

failure in reasonable detail and demanding that the same be remedied; provided, however, that if Seller commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

(v)                               the delivery to the Production Delivery Point or the Tender Delivery Point by Seller under this Agreement of Non-Conforming Wet Sand (i.e., the specifications of which are outside the Acceptable Quality Parameters) or Wet Sand that contains impurities as provided in Section 11.1 on five (5) or more occasions in any twelve (12) Month period;

(vi)                            the delivery (or failure to deliver) of Wet Sand to the Production Delivery Point or the Tender Delivery Point in an amount that is materially less than the required quantity of Wet Sand to be delivered by Seller hereunder where such non-delivery is not cured within 60 Days;

(vii)                         the occurrence of tampering by Seller or its Contractors or their employees acting in the course of their employment with any system or process used to measure the quantity or quality of Wet Sand tendered to SSS;

(viii)                      following the Wet Plant Completion Date, the occurrence of an Abandonment (Seller) for a continuous period of thirty (30) Days, without prior notice to and the prior written consent of SSS;

provided, however, that no such event shall be a Seller Event of Default if it is caused in whole or material part by:

(ix)                            a breach by SSS of or a default by SSS under this Agreement (including any SSS Event of Default);

(x)                               a Force Majeure Event (except in the case of Section 21.1(i)).

21.2                        SSS Events of Default

Each of the following shall constitute an event of default by SSS (each such event being a “SSS Event of Default”):

(i)                                   the failure by SSS to make any payment of any sum due to Seller hereunder within fifteen (15) Days after receipt of written notice from Seller that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)                                the appointment of a custodian, receiver, trustee, or liquidator of SSS, or of all or substantially all of the assets of SSS, in any proceeding brought by SSS, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against SSS that is not

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discharged within ninety (90) Days after such appointment, or if SSS consents to or acquiesces in such appointment;

(iii)                               the misrepresentation of a material fact as of the Execution Date by SSS’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on Seller or and such effect is not cured within forty-five (45) Days from notice from Seller, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if SSS commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days; and

(iv)                              the failure by SSS in any respect in the observance or performance of any other material covenant of SSS contained herein that SSS has not cured within thirty (30) Days after written notice from Seller specifying the failure in reasonable detail and demanding that the same be remedied; provided, however, that if SSS commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

provided, however, that no such event shall be a SSS Event of Default if it is caused in whole or material part by:

(v)                               a breach by Seller of or a default by Seller under this Agreement (including any Seller Event of Default);

(vi)                            a Force Majeure Event (except in the case of Section 21.2(i)).

21.3                        Termination Notice

If any Seller Event of Default or SSS Event of Default, as the case may be, occurs and is continuing, the non-defaulting Party may deliver a notice (a “Termination Notice”) to the defaulting Party, which notice shall specify in reasonable detail the Seller Event of Default or SSS Event of Default, as the case may be, giving rise to the Termination Notice.  This Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date that is ten (10) Business Days following the date on which the Termination Notice is delivered to the other Party or later than thirty (30) Days following the date of such delivery.

21.4                        Obligations Following Termination Notice

The Parties shall continue to perform their respective obligations under this Agreement pending the final resolution of any Dispute raised by the receiving Party of a Termination Notice.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

21.5                        Other Remedies

(a)                                 The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law; provided, however, that no Party shall have a right to terminate or treat this Agreement as repudiated except in accordance with the provisions of this Agreement.  Subject to the provisions of Article 20 and except as may otherwise be set forth in this Agreement, remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Party shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party except as provided in Section 25.4.

Article 22
Transfer of Wet Plant

22.1                        Obligation to Transfer upon Expiration of Term

Notwithstanding anything herein to the contrary, at the expiration of the Term of this Agreement, then:

(a)                                 to the extent that the Term has ended as a result of the natural conclusion of the full duration of the Term and SSS has failed to remove the Wet Plant from the Site within three (3) Months as provided in Section 4.4, Seller shall have the right to require that SSS transfer, without charge, the Wet Plant to Seller;

(b)                                 to the extent that the Term has ended early as a result of a termination by Seller following a SSS Event of Default, Seller shall have the right (but not the obligation) to require that SSS transfer to Seller the Wet Plant for the price indicated in Schedule 4 (the “Buy Out Price”) and SSS shall undertake such transfer.

(c)                                  to the extent that the Term has ended early as a result of a termination by SSS following a Seller Event of Default, SSS shall have the right (but not the obligation) to require that Seller acquire the Wet Plant for the price indicated in Schedule 4 (the “Buy Out Price”) and SSS shall undertake such transfer.

22.2                        Obligation to Transfer upon Occurrence of Construction Cost Discount Parity Date

Notwithstanding anything herein to the contrary, upon the occurrence of the Construction Cost Discount Parity Date, as determined in accordance with Schedule 4, Seller shall have the right to require that SSS transfer the Wet Plant to Seller without charge, and SSS shall undertake such transfer.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

22.3                        Scope of Transfer

If the Wet Plant is to be transferred to Seller pursuant to Section 22.1 or Section 22.2, the transfer of the Wet Plant to Seller shall be undertaken as follows:

(a)                                 SSS shall assign to Seller the Wet Plant,

(b)                                 SSS shall assign to Seller the D/B Contract, not to include any liabilities of SSS to D/B Contractor arising prior to the date of assignment, and

(c)                                  SSS shall assign to Seller all related books and records, any materials, real property interests, intellectual property interests, warranties, and related assets associated with the Wet Plant

(collectively, the “Handover Assets”).

22.4                        Timing

The Parties agree that the transfer of the Handover Assets shall occur at such time as the Parties mutually agree, but the Parties shall take all reasonable efforts to effectuate the transfer of the Handover Assets and the payment of the Buy Out Price, if any, as promptly as possible following the termination of this Agreement, but in any event within sixty (60) days of the termination date.

22.5                        Transferred “As Is”

Any and all such property assigned to Seller shall be without any representation and warranty by SSS as to the condition, fitness or suitability thereof for any purpose and shall be “as is,” “where is,” and “with all faults”; provided, however, SSS agrees to assign to Seller (to the extent assignable) the benefit of any third party warranties related to the Wet Plant assigned to Seller.  SSS shall take commercially reasonable efforts to provide that third party warranties are assignable to Seller.  Notwithstanding the foregoing, the Parties shall conduct a joint inspection of the Wet Plant within sixty (60) days prior to the termination date or the Construction Cost Discount Parity Date, as applicable, and shall mutually agree upon any actions required to bring the Wet Plant up to the state of repair and maintenance required under this Agreement.  To the extent the Parties are not able to agree upon such required actions, the Dispute shall be resolved pursuant to Article 24 following the transfer of the Handover Assets.

22.6                        Removal of Other Property

Except for the Handover Assets, all improvements, equipment and personal property provided by SSS to the Site not assigned to Seller shall remain the property of SSS (and if not removed within three (3) Months shall be transferred to Seller).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

22.7                        Mechanisms of Transfer

SSS and Seller agree to effectuate the transfer of SSS’s right, title, and interest in the Handover Assets so as to minimize the transaction costs of such assignment.

22.8                        Encumbrances

SSS shall take all action necessary to ensure that the Handover Assets assigned to Seller are free and clear of all liens and other encumbrances.

22.9                        Offset of Buy Out Payment

Seller shall have the right to reduce any Buy Out Price to SSS, or to otherwise demand from SSS any amounts which SSS has agreed are due and payable from SSS to Seller at the time of the transfer, but shall not have the right to a reduction for any amount required to bring the Wet Plant up to the state of repair and maintenance required under this Agreement.

Article 23
Force Majeure

23.1                        Force Majeure

23.1.1              Definition of Force Majeure

A “Force Majeure Event” shall mean any event or circumstance or combination of events or circumstances (including the effects thereof) that is beyond the reasonable control of a Party and that, on or after the Execution Date, materially and adversely affects the performance by such affected Party of its obligations under or pursuant to this Agreement; provided, however, that such material and adverse effect could not have been prevented, overcome, or remedied by the affected Party through the exercise of diligence and reasonable care, it being understood and agreed that reasonable care includes acts and activities to protect the Wet Plant and the Rolling Stock from a casualty or other event that are reasonable in light of the probability of the occurrence of such event, the probable effect of such event if it should occur, and the likely efficacy of the protection measures.

23.1.2              Events Expressly Qualifying as Force Majeure Events

Without limitation to Section 23.1.1, “Force Majeure Events” shall expressly include each of the following events and circumstances (including the effects thereof), but only to the extent that each satisfies the requirements set forth in Section 23.1.1:

(i)                                   lightning, fire, earthquake, tsunami, flood, drought, storm, cyclone, typhoon, or tornado;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)                                any strike or analogous labor action that is not politically motivated and is not widespread or nationwide;

(iii)                             fire, explosion, chemical contamination, radioactive contamination, or ionizing radiation;

(iv)                            the failure to obtain any permits required for the operation of the Wet Plant or the supply of Wet Sand at the Production Delivery Point or the Tender Delivery Point following the best efforts of the Seller to obtain such permits;

(v)                               the discovery of archeological artifacts on a material portion of the real property used by Seller or SSS in relation to this Agreement; or

(vi)                            epidemic or plague.

23.1.3              Events Expressly Not Qualifying as Force Majeure Events

Force Majeure Events shall expressly not include the following conditions, except and to the extent that such events or circumstances occur directly as a consequence of a Force Majeure Event:

(i)                                   late delivery or interruption in the delivery of machinery, equipment, materials, spare parts, or consumables (including fuel);

(ii)                                a delay in the performance of any Contractor or supplier;

(iii)                             normal wear and tear or random flaws in materials and equipment or breakdown in equipment; or

(iv)                            landslides, slides of spoils, or collapses of any part of a pit or mine, or fires that could have been prevented by the application of Prudent Construction/Operation Practices.

23.2                        Notification Obligations

(a)                                 If, by reason of a Force Majeure Event, a Party is wholly or partially unable to carry out its obligations under this Agreement, the affected Party shall:

(i)                                   give the other Party notice of the Force Majeure Event as soon as practicable, but in any event, no later than the later of forty-eight (48) hours after the affected Party becomes aware of the occurrence of the Force Majeure Event or six (6) hours after the resumption of any means of providing notice between Seller and SSS;

(ii)                                give the other Party a second notice, describing the Force Majeure Event in reasonable detail and, to the extent that can reasonably be determined at the time of such notice, providing a preliminary evaluation of the

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

obligations affected, a preliminary estimate of the period of time that the affected Party shall be unable to perform such obligations and other relevant matters as soon as practicable, but in any event, no later than seven (7) Days after the initial notice of the occurrence of the Force Majeure Event is given by the affected Party; and

(iii)                             when appropriate, or when reasonably requested so to do by the other Party, the affected Party shall provide further notices to the other Party, more fully describing the Force Majeure Event and its cause(s) and providing or updating information relating to the efforts of the affected Party to avoid and/or to mitigate the effect(s) thereof and estimates, to the extent practicable, of the time that the affected Party reasonably expects it shall be unable to carry out any of its affected obligations due to the Force Majeure Event.

(b)                                 The affected Party shall provide notice to the other Party of:

(i)                                   with respect to an ongoing Force Majeure Event, the cessation of the Force Majeure Event; and

(ii)                                its ability to recommence performance of its obligations under this Agreement,

as soon as possible and in any event not later than seven (7) Days after the occurrence of each of the clauses (i) and (ii) hereinabove.

(c)                                  Failure by the affected Party to give written notice of a Force Majeure Event to the other Party within the forty-eight (48) hour period or six (6) hour period required under Section 23.2(a) shall not prevent the affected Party from giving such notice at a later time; provided, however, that in such case, the affected Party shall not be excused pursuant to Section 23.4 for any failure or delay in complying with its obligations under or pursuant to this Agreement until such notice has been given.  If such notice is given within the forty-eight (48) hour period or six (6) hour period required by Section 23.2(a), the affected Party shall be excused for such failure or delay pursuant to Section 23.4 from the time of commencement of the relevant Force Majeure Event.

23.3                        Duty to Mitigate

The affected Party shall use all reasonable efforts (and shall ensure that its Contractors use all reasonable efforts) to mitigate the effects of a Force Majeure Event, including, but not limited to, the payment of reasonable sums of money by or on behalf of the affected Party (or such Contractor), which sums are reasonable in light of the likely efficacy of the mitigation measures.

23.4                        Delays Caused by Force Majeure

(a)                                 Following a Force Majeure Event:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)                                   the affected Party shall not be liable for any failure or delay in performing its obligations (other than an obligation to make a payment or provide security) under or pursuant to this Agreement during the existence of a Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 23.3; and

(ii)                                any performance deadline that the affected Party is obligated to meet under this Agreement shall be extended day-for-day by the number of days during which the affected Party was prevented from performing as a result of the Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 23.3;

provided, however, that no relief, including extension of performance deadlines, shall be granted to the affected Party pursuant to this Section 23.4 to the extent that such failure or delay would nevertheless have been experienced by the affected Party had the Force Majeure Event not occurred.  Other than for breaches of this Agreement by the other Party, the other Party shall not bear any liability for any loss or expense suffered by the affected Party as a result of a Force Majeure Event.

23.5                        Payment During Force Majeure Event

Upon the occurrence of any Force Majeure Event during the Supply Period, then during the pendency of a Force Majeure Event, SSS shall pay to Seller the Wet Sand Price for Wet Sand delivered during the pendency of such Force Majeure Event, calculated without regard to the effects of such Force Majeure Event on the quantities of Wet Sand supplied during the pendency of such Force Majeure Event.

23.6                        Right to Terminate Following a Force Majeure Event

In the event that:

(a)                                 the Wet Plant or the Rolling Stock  or any part thereof are damaged as a result of a Force Majeure Event;

(b)                                 the effects of the Force Majeure Event continue for a period of six (6) Months or more; and

(c)                                  Seller is unable to deliver fifty percent (50%) of the Wet Sand Seller would be required to deliver under this Agreement in the absence of the effects of the Force Majeure Event, then SSS may, at its option, terminate this Agreement immediately upon delivery of a notice thereof.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 24
Dispute Resolution

24.1                        Applicability of Resolution Procedures

All claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement (“Disputes”) will be resolved pursuant to this Article 24.

24.2                        Management Discussions

The Parties agree to make a diligent, good-faith attempt to resolve all Disputes.  If the Parties are unable to resolve a Dispute arising under this Agreement within three (3) Business Days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than ten (10) days after the date such Dispute was submitted to them.  In the event that the officers cannot resolve the Dispute within five (5) Business Days after the matter is submitted to them, then, unless otherwise agreed, the Parties will refer such Dispute to mediation proceedings under Section 24.3.

24.3                        Litigation

All disputes between the Parties arising out of or relating to this Agreement and not otherwise resolved by the Parties or by mediation shall be decided by judicial resolution or pursuant to the rights of the Parties under law.

24.4                        Obligations Continue

The pendency of a Dispute shall not in and of itself relieve either Party of its duty to perform under this Agreement.

24.5                        Injunctive Relief

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking injunctive relief at any time as may be available under law or in equity.

24.6                        Survival

The provisions of this Article 24 will survive the termination of this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 25
Miscellaneous

25.1                        Notices

Any notice pursuant to the terms and conditions of this Agreement shall be in writing to the addresses specified in Schedule 17, and either:  (i) delivered personally; (ii) sent by certified mail, return receipt requested; (iii) sent by a recognized overnight mail or courier service with delivery receipt requested; or (iv) sent by facsimile transfer and acknowledged by recipient.

25.2                        Effect of Notices

Notices shall be effective when received by the Party to whom addressed

25.3                        Amendment

An amendment or modification of this Agreement shall be effective or binding on a Party only if made in writing and signed by a duly authorized representative of each of the Parties.

25.4                        Survival

(a)                                 On the expiry of this Agreement or the earlier termination of this Agreement, all covenants, obligations, representations and warranties contained in this Agreement shall terminate and be of no force or effect and the Parties shall have no further obligations or liabilities under this Agreement, except for those obligations and liabilities that arose prior to and remain undischarged at the date of expiry or termination, and those obligations and liabilities that expressly survive such expiry or termination pursuant to Section 25.4(b).

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, the provisions of Article 1 (Definitions; Interpretation), Article 18 (Representations and Warranties), Article 19 (Indemnification), Article 24 (Dispute Resolution), and Article 25 (Miscellaneous) shall expressly survive any termination or expiry of this Agreement.

25.5                        Third Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties, and nothing in this Agreement shall be construed to create any rights in, duty to, standard of care to, or any liability to, any Person not a Party.

25.6                        No Waiver

No default by either Party in the performance of or compliance with any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party.  No waiver by either Party of any default by the other in the performance of

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

25.7                        Relationship of the Parties

(a)                                 This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

(b)                                 Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, to act on behalf of, or be an agent or representative of, or to otherwise bind, the other Party, and neither Party shall hold itself out to any third party as having such right, power, or authority.

25.8                        Expenses of the Parties

All expenses incurred by or on behalf of each Party, including all fees and expenses of agents, representatives, counsel, and accountants employed by the Parties in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be borne solely by the Party who shall have incurred such expenses, and the other Party shall have no liability in respect thereof.

25.9                        Consent

Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall not be unreasonably withheld or delayed.

25.10                 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

25.11                 Entirety

This Agreement shall be the full and final expression of the agreement between the Parties on the matters contained herein.  All written or oral representations, understandings, offers, or other communications of every kind between the Parties in relation to and prior to this Agreement are hereby abrogated and withdrawn.

25.12                 Assignment

(a)                                 This Agreement shall not be assigned by Seller to any other party without the prior written consent of SSS.

(b)                                 SSS may assign as collateral its interest hereunder to a lender or any financial institution or institutions participating in the financing of the Wet Plant or

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

operations in relation to this Agreement.  This Agreement shall not be assigned by SSS to any other party without the prior written consent of Seller.

(c)                                  This Agreement shall bind and inure to the benefit of the Parties and any successor or assignee acquiring an interest hereunder consistent with Section 25.12(a) and Section 25.12(b).

(d)                                 Any assignment in contravention of this Section 25.12 shall be null and void.

25.13                 Contracting

Each Party may delegate its responsibilities under this Agreement to one or more Contractors; provided, however, that no such delegation shall relieve the relevant Party of its obligations or responsibilities under this Agreement.  All Contractors shall have all the required skills and capacity necessary to perform or cause to be performed any tasks that they undertake in a timely and professional manner, utilizing sound engineering principles, project management procedures, supervisory procedures, and generally acceptable industry practices.

25.14                 Confidentiality

(a)                                 This Agreement and all information disclosed hereunder or in connection with this Agreement shall be treated as confidential and, subject to Section 25.14(c) such information shall not be disclosed in whole or in part by either Party without the prior consent of the other Party.

(b)                                 This obligation does not apply to information that (when used or disclosed) has been made public other than through a breach of this Agreement or has been, or could have been, lawfully acquired by the Party.

(c)                                  Notwithstanding the provisions of Section 25.14(a), neither Party shall be required to obtain the prior consent of the other in respect of disclosure of information:

(i)                                   to directors and employees and Affiliates of such Party, provided that such Party shall use reasonable endeavors to ensure that such Affiliates keep the disclosed information confidential on the same terms as are provided in this Section 25.14;

(ii)                                to persons professionally engaged by or on behalf of such Party; provided, however, that such Persons shall be required by such Party to undertake to keep such information confidential and that such Party shall use reasonable endeavors to secure compliance with such undertaking;

(iii)                             to any government department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)                            to:

(A)                               any lending or other financial institution, including the World Bank, in connection with the financing of such Party’s operations; or

(B)                               any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement,

but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 25.14; or

(v)                               to any expert or arbitrator appointed pursuant to and under the terms of this Agreement.

25.15                 No Liability for Review

No review and approval by a Party of any agreement, document, instrument, drawing, specifications, or design proposed by another Party nor any inspection carried out by a Party pursuant to this Agreement shall relieve another Party from any liability that it would otherwise have had for its negligence in the preparation of such agreement, document, instrument, drawing, specification, or design or the carrying out of such works or failure to comply with the applicable Laws with respect thereto, or to satisfy another Party’s obligations under this Agreement nor shall a Party be liable to another Party or any other Person by reason of its review or approval of an agreement, document, instrument, drawing, specification, or design or such inspection.

25.16                 Specific Performance

The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall, to the fullest extent permitted under any applicable Laws, be entitled to specific performance of the terms of this Agreement, in addition to any other remedy as provided in Section 21.5, without the necessity of demonstrating the inadequacy of monetary damages.

25.17                 Counterparts

This Agreement may be executed in two (2) or more original copies and each such copy may be executed by each of the Parties in separate counterparts, each of which copies when executed and delivered by the Parties shall be an original, but all of which shall together constitute one and the same instrument.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

25.18                 Further Assurances

The Parties shall each execute any and all reasonable documents necessary to effectuate the purposes of this Agreement.

25.19                 Severability

If any term or provision of this Agreement is determined by a court or other authority of competent jurisdiction to be invalid, void, illegal, unenforceable, or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by such determination in any way.

25.20                 Partial Invalidity

The illegality, invalidity, or unenforceability of any provision of this Agreement in whole or in part under the law of any jurisdiction shall neither affect:

(i)                                   its legality, validity, or enforceability under the law of any other jurisdiction; nor

(ii)                                the legality of any other provision or part thereof.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Midwest Frac and Sands LLC

By:	/s/ Matt Torgerson

Name:	Matt Torgerson

Title:	President

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer

Name:	Richard J. Shearer

Title:	President and CEO

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1

Schedule 1
Definitions

“12-Month Rolling Forecast” Has the meaning given thereto in Section 5.4.1.

“Abandonment (Seller)” — The voluntary cessation of the operation of the Torgerson Mine Area or the Wet Plant, and the withdrawal of all, or substantially all, personnel by Seller from the Torgerson Mine Area or the Wet Plant for reasons other than: (a) a breach or default by SSS under this Agreement; or (b) a Force Majeure Event.

“Acceptable Quality Parameters” — The quality parameters for Wet Sand, which are permitted for Wet Sand delivered under this Agreement and are specified in Schedule 7.

“Access Rights” — Has the meaning given thereto in Section 4.1.

“Adjusted Construction Cost Amount” — Has the meaning given thereto in Section 1.3 of Schedule 5.

“Adjusted Reference Delivery Price” — The amount reflected as the “Adjusted Reference Delivery Price” in Annex 2 of Schedule 2.

“Adjusted Take or Pay Quantity” — Has the meaining given thereto in Section 2.1 of Schedule 3.

“Affiliates” — Any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person.

“Aggregate Discount Amount” — Has the meaning given thereto in Section 1.2 of Schedule 5.

“Agreement” — Has the meaning given thereto in the introductory paragraph.

“Agreement Year” — Each period of twelve (12) consecutive Agreement Months commencing on the first Day of the Supply Period and on each anniversary thereof and ending at the end of the Day immediately prior to each immediately following anniversary of the first Day of the Supply Period.

“Alternate Testing Lab” — Has the meaning given thereto in Section 1.3.3 of Schedule 9.

“Annual Contract Quantity” — Has the meaning given thereto in Section 5.2.1(d).

“Annual Take or Pay Quantity Deficiency Payment” — Has the meaning given thereto in Section 3.1 of Schedule 3.

“Annual PPI” — The arithmetic mean of twelve (12) consecutive monthly PPI.

“Belt” — Has the meaning given thereto in Section 1.2.2 of Schedule 9.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-1

“Business Day” — Any Day other than a Saturday, Sunday, or a Day on which commercial banks in Wisconsin are legally permitted to be closed for business.

“Buy Out Price” — Has the meaning given thereto in Section 22.1.

“Carry Forward Quantity” — Has the meaning given thereto in Section 5.3(c).

“Commissioning Test” — The tests to be carried out pursuant to the Testing Procedures in Schedule 16.

“Contract Wet Sand Quality” — Wet Sand Quality Parameters that are within the Acceptable Quality Parameters, as provided in Schedule 7.

“Contractor” — Any direct contractor and any of its direct subcontractors involved in the performance of this Agreement.

“Construction Cost Amount” — The amount SSS pays to the D/B Contractor to build the Wet Plant.

“Construction Cost Discount Parity Date” — Has the meaning given thereto in Section 1.1 of Schedule 5.

“Construction Start Date” — The date of issuance of the notice to proceed under the D/B Contract.

“D/B Contractor” — Has the meaning given thereto in Section 3.1(a).

“D/B Contract” — Has the meaning given thereto in Section 3.1(a).

“Day” — A period of twenty-four (24) hours, commencing at 00:00 of each day, and “Daily” shall be construed accordingly.

“Delayed Payment Rate” — [***] per annum, compounded semi-annually, calculated for the actual number of Days that the relevant amount remains unpaid on the basis of the number of Days in the applicable Agreement Year.

“Disputes” — Any dispute, disagreement, or difference arising under, out of, or in connection with this Agreement, including any dispute or difference concerning the existence, legality, validity, or enforceability of this Agreement or any provision hereof or the performance of a Party under any provision hereof.

“Dry Plant” — SSS’s plant used for drying of Wet Sand located at 1058 13 ½  14 Ave., US Highway 8, Almena, WI.

“Dry Plant Site” — SSS’s site on which the Dry Plant is located.

“Dry Sand Byproduct” — Any clay particles, sand outside the quality specifications set forth in Schedule 7, and any other byproduct resulting from the processing by SSS at the Dry Plant of Wet Sand delivered by Seller under this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-2

“Dry Sand Tolling Agreement” — The Dry Sand Tolling Agreement between SSS and Seller dated on or about the Execution Date.

“Due Date” — Has the meaning given thereto in Section 14.2(a).

“Execution Date” — Has the meaning given thereto in the introductory paragraph.

“Field On-Site Turbidity Test” — Has the meaning given thereto in Section 1.4.3 of Schedule 9.

“Force Majeure Event” — Has the meaning given thereto in Section 23.1.1.

“Governmental Approval” — Any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, or registration by or with any federal, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Wet Plant or the activities to be undertaken under this Agreement.

“Handover Assets” — Has the meaning given thereto in Section 22.3.

“Inaccurate Period” — Has the meaning given thereto in Section 1.6 of Schedule 8.

“Index Adjustment Factor (Production)” — Has the meaning given thereto in Section 1.3 of Schedule 2.

“Invoice Dispute Notice” - Has the meaning given thereto in Section 14.3.1.

“Laws” — All statutes, treaties, codes, ordinances, orders, rules, regulations, executive orders, judicial decisions, notifications, or other similar directives issued by a Public Authority pursuant thereto, in each case: (a) that applies to Seller or to Seller’s undertaking of its rights or obligations under this Agreement; and (b) as any other them may be amended, supplemented, replaced, reinterpreted by a Public Authority, or otherwise modified from time to time.

“Loss” — Any loss, damage, liability, payment, or obligation (excluding any indirect or consequential loss, damage, liability, payment, or obligation) and all costs and expenses (including reasonable legal fees) related thereto.

“Month” — A calendar month according to the Gregorian calendar.

“Monthly Contract Quantity” — Has the meaning given thereto in Section 5.2.1(c).

“Net Wet Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 8.

“Non-Conforming Wet Sand” — Any Wet Sand tendered for delivery by Seller hereunder that has one or more Wet Sand Quality Parameters that are outside the Acceptable Quality Parameters.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-3

“Operating Procedures” — Has the meaning given thereto in Article 10.

“PPI” — The Producer Price Index, as published monthly by the United States Bureau of Labor Statistics (or any successor or replacement agency thereto).

“Party” and “Parties” — Have the meanings given thereto in the introductory paragraph.

“Person” — Any individual, corporation, partnership, joint venture, association, business trust, unincorporated organization, Public Authority, limited liability company, or other entity.

“Premises” — The site described in Schedule 10.

“Primary Wet Sand Scales” — Has the meaning given thereto in Section 1.1(a) of Schedule 8.

“Product Loss Factor” — Has the meaning given thereto in Section 5.5(b).

“Production Delivery Point” — The point at which Seller finishes production of the Wet Sand, which shall be the Wet Sand Stock Pile Area.

“Production Season” — The customary production season for the Wet Plant, which is an eight (8) month period which usually begins in April and ends in November of each calendar year depending upon weather conditions (as such period may vary from year to year based on weather conditions and Prudent Construction/Operation Practice.

“Prudent Construction/Operation Practices” — Those practices, methods, and procedures conforming to safety and legal requirements that are attained by exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced company engaged in the same or a similar type of undertaking or activity as Seller hereunder under the same or similar circumstances and conditions to those pertaining in areas where similar operations are being undertaken and satisfying the health, safety, and environmental standards of reputable companies.  Prudent Construction/Operation Practices are not limited to optimum practices, methods, or acts to the exclusion of all others, but rather are a spectrum of possible practices, methods, and acts that could have been expected to accomplish the desired result at reasonable cost consistent with reliability and safety.

“Public Authority” — Any of: (a) any federal, state, or local governmental authority, or any subdivision thereof, with jurisdiction over Seller or SSS; (b) any department, authority, instrumentality, agency, or judicial body; (c) courts and tribunals; or (d) any commission, independent regulatory agency, or body having jurisdiction over Seller or SSS.

“Raw Feed Sand” — Raw sand supplied by Seller in accordance with the terms of this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-4

“Reduced Moisture Test Sample” — Has the meaning given thereto in Section 1.2.3 of Schedule 9.

“Reference Delivery Price” — The amount reflected as the “Reference Delivery Price” in Annex 1 of Schedule 2.

“Reference Production Price” — The amount reflected as the “Reference Production Price” in Annex 1 of Schedule 2.

“Rejection Parameters” — The parameters that are outside of the Acceptable Quality Parameters shown in Schedule 7.

“Required Wet Plant Completion Date” — The date of July 15, 2012, as such date may be extended by a Force Majeure Event, SSS’s delay in achieving any material requirement under this Agreement, or failure of SSS to authorize the Construction Start Date within five (5) Days following the Execution Date, each to the extent that such event impacts Seller’s ability to complete the Wet Plant by the Required Wet Plant Completion Date and achieve the other milestones identified herein.

“Rolling Stock” — Such rolling stock as is integral to the operation of the Wet Plant or necessary to produce Wet Sand as required under this Agreement, but which is not integrated into the Wet Plant.

“Seller” — Has the meaning given thereto in the introductory paragraph.

“Seller Event of Default” — Has the meaning given thereto in Section 21.1.

“Seller Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of Seller.

“Sieve Analysis” — Has the meaning given thereto in Section 1.3.3 of Schedule 9.

“Site” — The area of the Premises reasonably allocated by Seller for the Wet Plant and surveyed, staked, and graded by Seller, which shall be reasonably sized to accommodate the construction of the Wet Plant to be constructed pursuant to the D/B Contract and operation and maintenance thereof, as more particularly described in Schedule 10.

“Site Rules” — Any rules related to safety or health on or security of the Premises that Seller may reasonably require from time to time.

“SSS” — Has the meaning given thereto in the introductory paragraph.

“SSS Event of Default” — Has the meaning given thereto in Section 21.2.

“SSS Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of SSS.

“Supply Period” — Has the meaning given thereto in Section 2.2(a).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-5

“Take of Pay Quantity”  Has the meaning given thereto in Article 1 of of Schedule 3.

“Tax” — Any tax, charge, impost, tariff, duty, basis for assessing taxes (including the rates of or periods for depreciation of assets for tax assessment purposes), fiscal concession, or allowance, including any value added tax, sales tax, water or environmental or energy tax, import or customs duty, withholding tax, excise tax, tax on foreign exchange transactions, or property tax.

“Technical Specifications” — Those specifications for the Wet Plant or the Rolling Stock set forth in Schedule 15.

“Tender Delivery Point” — A stock pile area set on the Dry Plant Site.

“Torgerson Mine Area” — The area from which Seller draws sand for purposes of producing and selling Wet Sand, which area is more particularly described in Schedule 11.

“Term” — Has the meaning given thereto in Section 2.1.

“Termination Notice” — Has the meaning given thereto in Section 21.3.

“Testing Procedures” — The Testing Procedures described in Schedule 16.

“Third Party Wet Sand Sales Agreement” — Has the meaning given thereto in Section 13.3(a).

“ton” — Two thousand pounds.

“Total Contract Quantity” — The amount of Wet Sand specified for the full Supply Period in Section 5.2.1(e).

“Wet Plant” — SSS’s wash plant located on the Premises and meeting the Technical Specifications, together with the the system(s) for weighing sand, all spare parts reasonably required, and all related equipment and facilities, excluding the Rolling Stock and any .

“Wet Plant Completion Date” — Has the meaning given thereto in Section 3.7(a).

“Wet Sand” — Wet Sand supplied by Seller to SSS in accordance with the terms of this Agreement.

“Wet Sand Delivery Price” — Has the meaning given thereto in Section 13.1(b).

“Wet Sand Price” — Has the meaning given thereto in Section 13.1(a).

“Wet Sand Production Order” — Has the meaning given thereto in Section 5.4.2.

“Wet Sand Quality Parameters” — The parameters for assessing Wet Sand quality described in Schedule 7.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-6

“Wet Sand Stock Pile Area” - The area located near the Wet Plant and used to stock pile Wet Sand, and any additions or replacements thereof.

“Wet Sand Tender Order” — Has the meaning given thereto in Section 6.1.

“Wet Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 8.

“Year” — Each twelve (12) Month period commencing on January 1 and continuing until the end of such calendar year.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1-7

Schedule 2
Methodology for Establishing Prices

Article 1
Calculation of Wet Sand Price at the Production Delivery Point

1.1                               Wet Sand Price at the Production Delivery Point

Subject to Section 2.1, the Wet Sand Price at the Production Delivery Point, per ton, for Agreement Year ‘y’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

1.2                               Wet Sand Delivery Price at the Tender Delivery Point

Subject to Section 2.1, the Wet Sand Delivery Price at the Tender Delivery Point, per ton, for Agreement Year ‘y’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

[***]

1.3                               Index Adjustment Factor (Production)

(a)                                 The “Index Adjustment Factor (Production)” shall be calculated according to the following formula:

[***]

Where:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2-1

[***]

[***]

[***]

(b)                                 In the event that the applicable Annual PPI is not available at the start of an Agreement Year, then until such time as the Annual PPI becomes available, the Parties shall use the most recently available Annual PPI in calculating the Index Adjustment Factor (Production) and, as soon as the applicable Annual PPI becomes available:

(i)                                     the Parties shall use the applicable Annual PPI for the remainder of such Agreement Year; and

(ii)                                  either Party may calculate an adjustment, without interest, with respect to the period during which the applicable Annual PPI was not available to enable it to recover any amounts it would have been paid had such Annual PPI been available and applied as and from the start of the Agreement Year.

(c)                                  If the PPI ceases to be published the Parties shall apply an alternative index, with the objective of replacing the PPI with the index most similar to the PPI.

(d)                                 Calculation of the Index Adjustment Factor (Production) shall take into account any resetting, reweighting, or other adjustment of the PPI.

Article 2
Pricing Adjustment for Quality of Wet Sand

2.1                               Pricing Adjustment for Quality of Wet Sand

(a)                                 In the event that the +#50 mesh content of Wet Sand produced and/or tendered during Month ‘m’, as determined by sampling and analysis conducted in accordance with Schedule 7 of the Agreement, varies from the reference +#50 mesh content of 80% (and to the extent not rejected by SSS pursuant to this Agreement), then:

(i)                                     if the +#50 mesh content of Wet Sand produced and/or tendered during Month ‘m’ is less than the reference +#50 mesh content of 80%, SSS shall be entitled to an offset from Seller for the deficiency in +#50 mesh content of such Wet Sand; or

(ii)                                  if the +#50 mesh content of Wet Sand produced and/or tendered during Month ‘m’ is greater than the reference +#50 mesh content of 80%, Seller

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2-2

shall be entitled to payment from SSS for the excess +#50 mesh content of such Wet Sand.

(b)                                 The amount of the monthly offset payable from Seller to SSS or from SSS to Seller, as the case may be, for any month ‘m’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

[***]

[***]

(c)                                  In the event that ‘[***]’ calculated with respect to a month ‘m’ is:

(i)                                     a positive amount, then such amount shall indicate the amount that SSS shall pay to Seller for the aggregate excess of +#50 mesh content of Wet Sand during month ‘m’;

(ii)                                  a negative amount, then such amount shall indicate the amount that SSS shall offset (in absolute value terms) against amounts owed to Seller, or otherwise recover, for the aggregate deficiency of +#50 mesh content of Wet Sand during month ‘m’; or

(iii)                               zero, then neither Party shall be entitled to a payment from the other Party for variance in Wet Sand content in respect of month ‘m’.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2-3

Annex 1
Reference Prices

Reference Prices

Reference Production Price	[***]
Reference Delivery Price	[***]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2-4

Annex 2
Adjusted Reference Delivery Price

Adjusted Reference Delivery Price

If in the Agreement Year Seller delivered more than:

(i)                                     in the case of the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, a quantity of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement equal to the following:

[***],

where

[***]

[***]

(ii)                                  in the case of all Agreement Years beginning with the Agreement Year immediately following the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, [***] tons of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement.

No adjustment made

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2-5

If in the Agreement Year Seller delivered:

(i)                                     in the case of the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, a quantity of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement between the following amounts:

(A)                               [***]; and

(B)                               [***],

where RemDaysAY and TotalDaysAY have the meanings established above; or

(ii)                                  in the case of all Agreement Years beginning with the Agreement Year immediately following the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, between [***] and [***] tons of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement.

[***]

If in the Agreement Year Seller delivered:

(i)                                     in the case of the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, a quantity of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement between 0 and the following amount:

[***]

where [***] have the meanings established above; or

(ii)                                  in the case of all Agreement Years beginning with the Agreement Year immediately following the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, between 0 and [***] tons of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement.

[***]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2-6

Schedule 3
Take or Pay Quantities; Annual Take or Pay Quantity Deficiency Payments

Article 1
Take or Pay Quantity

The “Take or Pay Quantity” each Agreement Year shall be 200,000 tons.

Article 2
Calculation of Adjusted Take or Pay Quantity

2.1                           Adjusted Take or Pay Quantity

The “Adjusted Take or Pay Quantity” for each Agreement Year ‘y’ shall be the amount calculated in accordance with the following formula:

[***]

Where:

[***]

[***]; and

[***]

[***]

Article 3
Calculation of Annual Take or Pay Quantity Deficiency Payment

3.1                           Annual Take or Pay Quantity Deficiency Payment

If during any Agreement Year SSS fails to take delivery of and pay for a quantity of Wet Sand at least equal to the Adjusted Take or Pay Quantity, then the Annual Take or Pay Quantity Deficiency Payment shall be calculated in accordance with the following formula:

[***]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3-1

Where:

[***]

[***]

[***]

[***]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3-2

Schedule 4
Buy Out Price

1.1                               Calculation of Buy-Out Price

(a)                                 The Buy Out Price for the Handover Assets shall be calculated as described below.

If Seller acquires the Handover Assets as a result of an SSS Event of Default as set forth in Section 22.1(b), then:

[***]

If Seller acquires the Handover Assets as a result of a Seller Event of Default as set forth in Section 22.1(c), then:

[***]

(b)                                 Definitions of Variables

In calculating the Buy Out Price pursuant to Section 1.1 of this Schedule, the variables used shall have the meanings set forth in Schedule 5.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4-1

Schedule 5
Determination of Construction Cost Discount Parity Date

1.1                               Determination of Construction Cost Discount Parity Date

The “Construction Cost Discount Parity Date” shall occur on the date of the first Seller invoice submitted pursuant to Section 14.1.1 of the Agreement for which the Aggregate Discount Amount, calculated in accordance with Section 1.2, is greater than or equal to the Adjusted Construction Cost Amount, calculated in accordance with Section 1.3.

1.2                               Calculation of Aggregate Discount Amount

The “Aggregate Discount Amount” for Month ‘m’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

1.3                               Calculation of Adjusted Construction Cost Amount

The “Adjusted Construction Cost Amount” for Month ‘m’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5-1

Schedule 6
Insurance

1.2                               Insurance Coverages

In respect of its obligations under Article 17 of the Agreement, Seller will maintain or cause to be maintained in full force and effect the following insurances:

(a)                                 Commercial General Liability Insurance or Comparable

Coverage:                                        The insurance shall include coverage for bodily injury, personal injury, property damage, products and completed operations, contractual liability (including coverage specifically applicable to the undertakings in this Agreement), independent contractors, and sudden/accidental pollution liability.  Each such coverage may be part of the policy (or a separate policy) or provided through an endorsement.  The insurance shall not exclude explosion, collapse, or underground hazards.

Sum Insured:                       Not less than [***] per occurrence (such limit to apply without reference to the type of covered claim) and [***] in the aggregate per Year.

Deductible:                                  The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:                                                               This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:                                              Seller, together with the Seller Parties.

Additional

Insured:                                                   SSS, together with the SSS Parties.  Coverage of an additional ensured shall be substantially similar to that of the insured.

Other:                                                              Such policy shall include a severability of interest clause providing that in the event of a claim by one insured for which another insured covered by the same policy may be held liable, the insured against whom the claim is made is covered in the same manner as if separate policies had been issued (recognizing that such clause shall not operate to increase the limit of coverage).

Such insurance shall be primary with respect to the interests of Seller and the Seller Parties, such that the insurer shall not call upon any other insurance procured by other parties for defense, payment, or contribution.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6-1

The amounts of insurance required in this Section 1.2(a) may be satisfied by Seller purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.2(a).

(b)                                 Automobile Liability Insurance

Coverage:                                        This insurance shall include coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or similar endorsements to the extent required under the Laws.

Sum Insured:                       A combined single limit of not less than [***] per occurrence.

Term:                                                               This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:                                              Seller, together with the Seller Parties.

Other:                                                              The amounts of insurance required in this Section 1.2(b) may be satisfied by Seller purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.2(b).

(c)                                  Employers Liability

Coverage:                                        Employers liability.

Sum Insured:                       A [***] minimum limit per occurrence and per Year.

Term:                                                               This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:                                              Seller, together with the Seller Parties.

Other:                                                              The amounts of insurance required in this Section 1.2(c) may be satisfied by Seller purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.2(c).

(d)                                 Worker’s Compensation Insurance

Coverage:                                        As required by law.

Sum Insured:                       [***]

Term:                                                               As required by law.

Insureds:                                              As required by law.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6-2

(e)                                  “All Risks” Builder’s Risk Insurance

Coverage:                                        The Wet Plant and the Rolling Stock.  The builder’s risk insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:                       [***]

Deductible:                                  The deductible and/or co-pay associated with this insurance shall not exceed [***] for operational testing coverage, [***] or [***] of the value of the damaged property at the time of loss for earth movement coverage, whichever amount is less, and [***] for all other losses. .

Term:                                                               Any period in which Seller is constructing, expanding, modifying, or restoring the Wet Plant and the Rolling Stock in accordance with the Agreement.

Insureds:                                              Seller.

(f)                                   Property Insurance; Boiler and Machinery Insurance

Coverage:                                        The Wet Plant and the Rolling Stock.  The insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:                       [***]

Deductible:                                  The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:                                                               From Wet Plant Completion Date and throughout the Supply Period.

Insureds:                                              Seller.

1.3                               General Conditions

(a)                                 To the extent consistent with the provisions of Section 17.1 of the Agreement, Seller shall obtain “occurrence” form policies rather than “claims made” form coverage.  If any policy must be written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, such policy shall contain the broadest basis and supplemental extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy and Seller shall provide proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6-3

(b)                                 Each policy issued in accordance with Section 1.2 shall:

(i)                                     provide that it shall not be canceled or non-renewed by the insurer except upon thirty (30) Days’ prior written notice; and

(ii)                                  require the insurer to promptly (but in any event within ten (10) Days of any such event) advise the insured party of any failure to pay any premium that is due and payable within thirty (30) Days following the due date.

(c)                                  In each policy issued in accordance with Section 1.2, or in an endorsement thereto, the insurer shall provide that SSS shall be a cancellation notice recipient, and any such notice shall be delivered by fax and confirmed in writing delivered by first class mail or courier.

(d)                                 If the “all risks” builder’s risk insurance and “all risks” property and boiler and machinery insurance described in Section 1.2(e) are provided by different insurers, there shall be included as part of the respective policies a joint loss agreement allocating loss between the respective insurers.

(e)                                  The terms, conditions, and limits of any insurances required to be provided pursuant to this Schedule 6 and those like insurances that may be required to be provided by any other agreement into which Seller enters, may be satisfied by the purchase of a single insurance program or by inclusion into Seller’s parent company’s global insurance program, without any accumulation of the limits required to be obtained pursuant to this Agreement with the limits of similar policies to be obtained under other contracts.

(f)                                   In each policy issued in accordance with Section 1.2, the insurer shall waive all rights of subrogation against SSS and the SSS Parties.

(g)                                  The amount of the coverage required to be provided under Section 1.2 shall be adjusted at the fifth anniversary of the Execution Date and each fifth anniversary thereafter in accordance with changes in the then-prevailing U.S. Consumer Price Index in relation to the value of such index on the Execution Date.

(h)                                 Seller shall be the loss payee in respect of insurance proceeds, except in relation to property insurance for the Wet Plant, for which SSS shall be the loss payee.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6-4

Schedule 7
Contract Wet Sand Quality

Wet Sand shall meet the following standards:

•                                         in mesh sizes meeting the following: no less than 80% +#50 mesh and no less than 90% +#70 mesh and no more than 1% -#200 mesh

•                                         with a turbidity level that is suitable for use per section 8.2.4 of API RP-56

•                                         free of any hazardous substances

•                                         reasonably free of impurities

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 7-1

Schedule 8
Procedures for Determining Wet Sand Weight

1.1                               Determination of Wet Sand Weight

(a)                                 Unless otherwise agreed upon by the Parties, the weight of the Wet Sand that Seller produces shall be the amount calculated by the scales installed on conveyor belts located as close as reasonably possible to the Wet Sand Stock Pile Area (“Primary Wet Sand Scales”), corrected for any inaccurate measurements as set forth in Section 1.6 (“Wet Sand Weight”), and with such Wet Sand Weight adjusted for moisture content pursuant to Section 1.5 to produce the “Net Wet Sand Weight”.

(b)                                 The Net Wet Sand Weight shall be the quantity of Wet Sand for which invoices are rendered and payments made in accordance with Article 14 of this Agreement, for determining the quantity of Wet Sand in the Wet Sand Stock Pile Area, and for other purposes in accordance with this Agreement.

1.2                               Installation and Operation of Primary Wet Sand Scales

Seller shall install the Primary Wet Sand Scales at its sole risk and expense.  Seller shall own, operate, and maintain the Primary Wet Sand Scales at its sole risk and expense.  Seller shall operate, maintain, and test the Primary Wet Sand Scales in accordance with the scales’ manufacturer’s recommended standards, as such standards may be amended from time to time, and as otherwise agreed upon by the Parties.

1.3                               Testing of the Primary Wet Sand Scales

(a)                                 Seller shall initially test the Primary Wet Sand Scales for accuracy at least ten (10) days prior to the commencement of the Supply Period, and thereafter at intervals of not less than ninety (90) Days.

(b)                                 Seller shall also test the Primary Wet Sand Scales at any other time requested by SSS.  SSS shall be responsible for the expense of such additional testing, unless the Primary Wet Sand Scales are inaccurate by more than [***], in which case Seller shall be responsible for the expense.

(c)                                  Seller shall provide SSS with at least forty-eight (48) hours advance notice of any test performed pursuant to Section 1.3(a) or 1.3(b) or any inspection of or adjustment to the Primary Wet Sand Scales.  SSS may have a representative present during any such testing, inspection, or adjustment.

(d)                                 Seller shall retain records of each test administered pursuant to Sections 1.3(a) or 1.3(b) for thirty-six (36) months following the date of the test.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8-1

1.4                               Records of Weight Determinations

Seller shall provide SSS with a written record of all Wet Sand Weight calculations for the Wet Sand that it produced on any day.  Such record shall be delivered to SSS no later than the next day following production.

1.5                               Adjustment of Wet Sand Weight to Calculate Net Wet Sand Weight

The Wet Sand Weight shall be adjusted to produce the Net Wet Sand Weight in accordance with the following:

(a)                                 During the first twenty (20) days of production of Wet Sand, the Wet Sand Weight calculated by the Primary Wet Sand Scales shall be reduced by [***] to account for moisture introduced during the washing process.

(b)                                 Beginning on day twenty-one (21) of production of Wet Sand and thereafter, the Wet Sand Weight calculated by the Primary Wet Sand Scales shall be reduced by the value calculated in accordance with Section 1.2 of Schedule 9 to account for moisture introduced during the washing process.

Within ten (10) days following the conclusion of the initial twenty (20) day period following the Wet Plant Completion Date, Seller shall prepare and deliver to SSS an accounting of (i) the pricing based on the initial estimated [***] moisture content, (ii) the pricing based on the actual moisture content determined in accordance with Section 1.2 of Schedule 9, and (iii) the amount of the underpayment or overpayment by SSS to Seller as a result of the differences between the estimated moisture and the actual moisture content.  Either SSS or Seller, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with Article 14.

1.6                               Reconciliation of Inaccurate Measurements

In accordance with Section 1.1(a) of this Schedule 8, the Parties shall determine the Wet Sand Weight using the Primary Wet Sand Scales.  If the Parties determine that the Primary Wet Sand Scales are inaccurate by more than [***] or are otherwise functioning improperly, Seller shall have a third party measure the stockpiles to ensure that SSS is being invoiced for the correct Wet Sand Weight amount produced during the period for which inaccurate measurements were made (“Inaccurate Period”).  Any difference between the amount initially paid by SSS for the Wet Sand Weight produced during the Inaccurate Period and the corrected Wet Sand Weight amount as determined in this Section 1.6 shall be either (i) offset against the amounts that SSS owes to Seller or (ii) paid to Seller in addition to amounts that SSS owes to Seller, in the next invoice issued by the Seller under Article 14 of this Agreement; provided, however, that the Parties shall not make such adjustment for any period prior to the date on which the Primary Wet Sand Scales were last tested and found to be accurate within plus or minus [***] and not otherwise functioning improperly.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8-2

Schedule 9
Quality Analysis Procedures

1.1                               Introduction

(a)                                 Sections 1.2, 1.3, and 1.4 govern the methodology for determining the moisture content of Wet Sand and whether Wet Sand meets the gradation and turbidity standard set forth in Schedule 7.  The quality control tests shall be performed on washed Wet Sand.

(b)                                 Seller shall maintain a laboratory to test Wet Sand that is located at the Torgerson Mine Area with adequate equipment for the performance of the tests required in Sections 1.2, 1.3, and 1.4 below.  Seller shall allow SSS unrestricted access to inspect the Seller’s laboratory and to witness quality control activities.  In cases where quality control activities do not comply with either the quality control standards set forth below, or where the Seller fails to properly operate and maintain a commercially reasonable quality control program, SSS may request the Seller to replace ineffective or unqualified quality control personnel.  In the event that SSS’s authorized representative(s) are not present during any of the sampling of washed Wet Sand, Seller shall continue drawing samples of washed Wet Sand and the absence of any SSS authorized representatives shall not affect the validity of such sampling.

1.2                               Moisture Content Testing

1.2.1                     Obligation to Perform Moisture Content Testing

Seller shall perform moisture testing for the initial twenty (20) days of production following the Wet Plant Completion Date.

After such initial twenty (20) day period, Seller shall from time to time conduct moisture testing according to the procedures stated in this Section 1.2.  If the results of such tests vary from the established moisture percentage, either Seller or SSS has the right to require another twenty (20) day test period to reset the moisture percentage.

1.2.2                     Sampling Washed Wet Sand

Washed Wet Sand samples shall be taken from both (i) a location between the belt scale and the drop point off the end of the Wet Plant Wet Sand conveyor (“Belt”) and (ii) the Wet Sand Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples shall be taken every two (2) hours the Wet Plant is operational and such samples shall be sampled from a minimum of one location on (i) the Belt and (ii) the Wet Sand Stock Pile Area.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9-1

1.2.3                     Sample Splitting

Samples are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).

The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.  The sample is split into two portions by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702.  Material from one catch pan of the splitter is then further reduced by repeating this process until a sample weight of approximately 300 grams is reached (the “Reduced Moisture Test Sample”).

1.2.4                     Moisture Content Analysis of Washed Wet Sand

The average moisture content of the Wet Sand shall be determined as set forth in the below formula.  No later than fifteen (15) minutes from the time the original sample was taken from the Belt or the Wet Sand Stock Pile Area, the Reduced Moisture Test Sample (to be tested by Seller) should be weighed “as is”.  Once a weight has been determined for the Reduced Moisture Test Sample, the sample should be dried to a constant mass and then weighed again.  Such process will be applied as well for each sample during the initial twenty (20) day period.

Where:

P                                                                                                                                                 means the number of days d in the period being calculated, which shall be twenty (20) days for the initial test period and twenty (20) days for any retest;

Moisture%P                                                                                        means the moisture percentage of the Wet Sand for period P;

BeltTestDryP                                                                                  means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested dry for each day in period P;

BeltTestWetP                                                                                means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested “as is” for each day in period P;

StockPileTestDryP                                                      means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested dry for each day in period P; and

StockPileTestWetP                                                    means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested “as is” for each day in period P.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9-2

1.3                               Gradation Content Testing

1.3.1                     Washed Wet Sand Sampling Directly Off the Belt

Washed Wet Sand samples will be taken from the Belt.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples must be sampled from a minimum of two locations on the belt scale.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 7, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every eight (8) hours that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet gradation standards set forth in Schedule 7, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 7.

1.3.2                     Sample Splitting

Samples of Wet Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#1”, “#2”, “#3” and “#4”) by allowing the material to fall through the chutes of the mechanical splitter in accordance with ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #1, #2, #3, and #4.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #2, #3, and #4 of each sample as properly labeled by Seller, including the date, time, and location of the sampling.  SSS shall hold parts #3 and #4 of each sample for a period of not less than twenty (20) days.

1.3.3                     Sieve Analysis to Determine Gradation Content of Washed Wet Sand

Seller shall test part #1, and SSS shall have a right to test part # 2, for gradation in accordance with ASTM C 136 (Standard Test Method for Sieve Analysis of Fine and Coarse Aggregates) (“Sieve Analysis”).  The reduced samples are each dried to a constant mass and then weighed.  The sample masses shall each be recorded and each sample shall be placed into separate sets of nested sieves of the following sizes (or any other applicable sizes):

#8, #16, #20, #30, #35, #40, #45, #50, #60, #70, #80, #100, #140, #200, Pan

The nested stack of sieves are placed in a mechanical shaker, ensuring that no individual sieve is overloaded, and allowing the part #1 and part #2 samples to shake so that after

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9-3

completion, not more than 1% by mass of the part #1 and part #2 samples retained on any individual sieve will pass after hand shaking according to ASTM C 136.

Individual weights of the part #1 and part #2 samples retained on each sieve are then weighed and recorded.  Percent passing is then to be calculated based on the test data and compared to any applicable specifications.

If either Party disputes the other Party’s Sieve Analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.3.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the above standards.  After such testing (Test #3), if the results are still in dispute by either Party, part #4 of such sample shall be analyzed by an independent third party testing laboratory agreed upon by Seller and SSS (the “Alternate Testing Lab”) in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #3 analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #3 results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #3 results with respect to such sample.

1.3.4                     Records of Gradation Content Testing

Seller shall provide SSS with a written record of the results of all gradation content tests on any day performed under this Section 1.3.  Such record shall be delivered to SSS no later than the day following the tests.

1.4                               Turbidity Testing on Washed Wet Sand

1.4.1                     Washed Wet Sand Sampling Directly Off the Belt for Turbidity Testing

Washed Wet Sand samples shall be taken from a location on the Belt.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates such samples must be sampled from a minimum of one location on the Belt.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the turbidity standards set forth in

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9-4

Schedule 7, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every day that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet the turbidity standards set forth in Schedule 7, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the turbidity standards set forth in Schedule 7.

1.4.2                     Sample Splitting

Samples of Wet Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The sample shall be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#A”, “#B”, “#C” and “#D”) by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #A, #B, #C, and #D.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #B, #C, and #D of each sample as properly labeled by Seller, including the date, time, and location of the sampling.  SSS shall hold parts #C and #D of each sample for a period of not less than twenty (20) days.

1.4.3                    Analysis to Determine Turbidity of Washed Wet Sand

Seller shall test part #A, and SSS shall have a right to test part # B, of the samples for turbidity (by Seller and SSS respectively) according to the “Field On-Site Turbidity Test” in accordance with Section 8.2 of API RP-56.

If either Party disputes the other Party’s turbidity analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.4.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the Field On-Site Turbidity Test in accordance with Section 8.2 of API RP-56.  After such testing (Test #C), if the results are still in dispute by either Party, part #D of such sample shall be analyzed by an Alternate Testing Lab agreed upon by Seller and SSS in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #C analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #C results with respect to such sample; or

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9-5

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #C results with respect to such sample.

1.4.4                     Records of Turbidity Testing

Seller shall provide SSS with a written record of the results of all turbidity tests on any day performed under this Section 1.4.  Such record shall be delivered to SSS no later than the day following the tests.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9-6

Schedule 10
Premises; Site

Premises

The Premises shall be located at 819 7th St., Clayton, WI 54005.

Site

A map of the Site is provided below:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 10-1

Schedule 11
Torgerson Mine Area

The Torgerson Mine Area shall be the Premises, less any area occupied by the Wet Plant.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 11-1

Schedule 12
Governmental Approvals to be Obtained by SSS

•          Building permits

•          Electrical permits

•          Certificate of occupancy

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 12-1

Schedule 13
Specified Governmental Approvals to be Obtained by Seller

•          WDNR Stormwater and Erosion Control

•          High Capacity Well Permit

•          Air Permit

•          Land Use Permits

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 13-1

Schedule 14
Estimated Construction Schedule

The estimated construction schedule shall be as set forth in Exhibit E (Schedule) to the D/B Contract.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 14-1

Schedule 15
Technical Specifications

The Wet Plant shall be constructed to and shall comply with the following Technical Specifications at all times:

•                  The Wet Plant shall be capable of processing Raw Feed Sand to supply to SSS at least

•                  215 tons/hour of Wet Sand,

•                  5,160 tons/Day of Wet Sand

•                  125,000 tons/Month of Wet Sand, and

•                  1,000,000 tons/Agreement Year of Wet Sand (assuming a production season of eight (8) Months).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 15-1

Schedule 16
Testing Procedures

1.                                      Tests to be Performed.

1.1.                            The “Commissioning Tests” shall consist of the following tests:

(a)                                 Controls test to ensure that the Wet Plant controls operate to control the Wet Plant;

(b)                                 Reliability test to ensure that the Wet Plant is capable of meeting the output requirement meeting the specifications set forth in Schedule 15) for each hour of a twenty-four (24) hour continuous period such that the total tons of Wet Sand produced during such twenty-four (24) hour period shall be as specified in the Technical Specifications;

(c)                                  The Facility can be operated in compliance with all applicable environmental standards;

(d)                                 All belt scales have been inspected by a qualified third party and are certified to be accurate within 1%, and all other scales have been inspected by a qualified third party and are certified to be accurate within ½%.

1.2.                            Each one of the Commissioning Tests may be run concurrently or in the order chosen by Seller.

1.3.                            During any Commissioning Test, the Wet Plant shall be in full compliance with the requirements of the Agreement and all applicable laws.

1.4.                            Seller shall give notice to SSS no less than two days before each Commissioning Test and, unless SSS opts not to attend a Commissioning Test, shall conduct all Commissioning Tests in the presence of SSS’s representatives.

2.                                      Reporting Results; Diagnosing Defects.

2.1.                           Promptly after completion of a successful Commissioning Test (or any re-run of such test), Seller shall advise SSS in writing of the results of the Commissioning Test.

2.2.                            If a Commissioning Test was unsuccessful, Seller shall consult with SSS and all relevant subcontractors to diagnose the defect or deficiency as quickly as possible.

3.                                      Re-Run of Commissioning Tests.

3.1.                            A failed Commissioning Test shall thereafter be re-run promptly and the procedure set forth in this Schedule 16 and shall be repeated until all Commissioning Tests have been satisfactorily completed and all such defects and/or deficiencies have been corrected.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 16-1

Notwithstanding this provision, Seller may re-perform all Commissioning Tests at any time after reasonable notice to SSS.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 16-2

Schedule 17
Notices

If to Seller:

Midwest Frac and Sands LLC
632 US Hwy 8
Turtle Lake , WI 54889

Attention: Matt Torgerson

If to SSS:

Superior Silica Sands LLC

6000 Western Place, Suite 465
Fort Worth, TX. 76107

Attention:                         Rick Shearer
                                                                                President and CEO

With a copy to:

Superior Silica Sands

1400 Civic Place, Suite 250
Southlake, Texas 76092

Attention:                         Joe McKie

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 17-1